UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Phoenix Footwear Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHOENIX FOOTWEAR GROUP, INC.

5840 El Camino Real, Suite 106

Carlsbad, California 92008

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    , 2010

To the Stockholders of Phoenix Footwear Group, Inc.:

Notice is hereby given that a Special Meeting of Stockholders of Phoenix Footwear Group, Inc., a Delaware corporation (the “Company”), will be held at Company headquarters, 5840 El Camino Real, Suite 106, Carlsbad, California 92008,                     , on                     , 2010, at              for the following purpose:

1.	To consider and vote on a proposal to amend the Company’s Certificate of Incorporation to change the number of issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) by effecting a 1-for-200 reverse stock split (the “Reverse Stock Split”), immediately followed by a 200-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Split”) of the Shares. In conjunction with the Stock Split, those stockholders of record who will hold fewer than 200 shares before the Reverse Stock Split will receive a cash payment of $0.75 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share, and the holdings of all other stockholders (i.e., those holding 200 or more prior to the Reverse Stock Split) will remain unchanged.

The Board of Directors unanimously approved the proposal and recommends that you vote “for” the proposal.

The primary effect of the Stock Split will be to reduce the Company’s total number of record holders to below 300 persons by cashing out any stockholders of record with fewer than 200 shares. This will allow the Company to cease registration of its Common Stock under the Securities Exchange Act of 1934, as amended. The Company anticipates that the Stock Split will result in material cost savings to the Company beginning in 2011, while also allowing management to focus on managing the business and growing stockholder value.

Please act promptly in marking, signing and dating the enclosed proxy card, and delivering it by facsimile to the Company (760) 804-9042 or returning it in the return envelope provided even if you plan to attend the meeting in Carlsbad, California, which requires no postage if mailed in the United States.

Only stockholders of record at the close of business on the record date set by the Board of Directors,                     , 2010 (the “Record Date”), are entitled to vote at the special meeting and at any adjournments or postponements thereof. If you are a stockholder of record and do attend the special meeting, you may vote in person. The enclosed proxy is being solicited on behalf of the Board of Directors of the Company.

Please note that one copy of this Notice may be delivered to two or more investors who share an address, unless we have received instructions to the contrary.

Thank you for your prompt attention to this important matter.

Sincerely,

/s/ Dennis T. Nelson
Dennis T. Nelson,
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON                     , 2010:

A copy of the Proxy Statement, and form of proxy for the Special Meeting of Stockholders to be held on                     , 2010 are available at www.envisionreports.com/pxg.

PHOENIX FOOTWEAR GROUP, INC.—PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                     , 2010

PHOENIX FOOTWEAR GROUP, INC.

5840 El Camino Real, Suite 106

Carlsbad, California 92008

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors (the “Board”) is furnishing you this Proxy Statement (this “Proxy Statement”) to solicit proxies on its behalf to be voted at a Special Meeting of Stockholders to be held on                     ,                     , 2010, at              a.m. at our headquarters. The proxies also may be voted at any adjournments or postponements of the meeting.

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Phoenix Footwear Group, Inc. (“Phoenix Footwear,” the “Company,” “we” or “us”), a Delaware corporation, of proxies of the stockholders of the Company for approval of the proposals described below. The Company’s principal executive offices are located at 5840 El Camino Real, Suite 106, Carlsbad, California 92008, and its telephone number at that location is (760) 602-9688.

Stockholders of the Company are being asked to consider and vote upon the following proposals to amend the Company’s Certificate of Incorporation, as amended (the “Certificate”) at a Special Meeting of Stockholders of the Company on                     , 2010 (the “Special Meeting”):

1. To effect a 1-for-200 reverse stock split (the “Reverse Stock Split”) of shares (“Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). If the Reverse Stock Split is completed:

•

Each stockholder of record owning fewer than 200 Shares immediately before the Reverse Stock Split will receive $0.75 in cash, without interest, in exchange for each Share owned immediately prior to the Reverse Stock Split and will no longer be a stockholder of the Company; and

•	Each stockholder of record holding 200 or more Shares immediately before the effective time of the Reverse Stock Split will receive one Share for each 200 Shares held before the Reverse Stock Split.

The proposed amendment to accomplish the Reverse Stock Split is attached as Exhibit A-1 to this Proxy Statement.

2. To effect a 200-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Split”) of the Shares. If the Forward Stock Split is completed:

•	Each stockholder of record holding 1 Share immediately before the effective time of the Forward Stock Split will receive 200 Shares for each Share held before the Forward Stock Split.

The proposed amendment to accomplish the Forward Stock Split is attached as Exhibit A-2 to this Proxy Statement.

We cannot complete the Stock Split unless the holders of at least a majority of the issued and outstanding Shares on                     , 2010 (the “Record Date”) approve the amendments to the Certificate to effect the Stock Split at the Special Meeting. On the Record Date, there were 8,191,191 Shares outstanding. Our executive officers and directors, who together own or vote approximately 25% of the Shares outstanding on the Record Date, have indicated they will vote in favor of the proposed amendments to the Certificate with respect to all Shares for which they hold or share voting power.

We urge you to read this Proxy Statement carefully and in its entirety, including the attached Exhibits. The accompanying Notice of Special Meeting of Stockholders, form of proxy, and this Proxy Statement are first being mailed to stockholders on or about                     , 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

STOCK SPLIT SUMMARY TERM SHEET

The following is a summary of the material terms of the stock split. While this summary describes what we believe are the material terms and conditions of the stock split, this Proxy Statement contains a more detailed description of these terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.

Information About the Stock Split

The stock split will consist of the following steps:

•

A 1-for-200 reverse stock split, followed immediately by a 200-for-1 forward stock split of our shares will occur on the date (the “Effective Date”) that the Delaware Secretary of State accepts for filing articles of amendment to our Certificate of Incorporation (the “Amendment”). It is the intention of management of the Company to file such articles of amendment within 24 hours following the approval by holders of a majority of our shares at the Special Meeting of Stockholders, as contemplated in this Proxy Statement. As a result:

•

Each holder of record of fewer than 200 shares immediately before the Effective Date will receive cash in the amount of $0.75, without interest, for each share held immediately before the stock split and will no longer be a stockholder of the Company.

•

Each stockholder holding 200 or more shares immediately before the Effective Date will receive one share for each 200 shares held before the Effective Date and will immediately thereafter receive 200 shares for each 1 share held after the Reverse Stock Split, meaning that such stockholders’ holdings will remain unchanged on the Effective Date.

•

If you hold your shares in street name through your bank, broker or other nominee, your shares may not be affected by the stock split if your bank, broker or other nominee holds more than 200 shares through itself or a registered stockholder. The Company intends to treat stockholders holding shares in “street name” through one registered stockholder, as one stockholder of record. If you have a question of whether your shares may be changed by the stock split, you should contact your bank, broker or other nominee.

Please see the sections of this Proxy Statement entitled “Special Factors—Effects of the Stock Split” and “Stock Split Proposal—Summary and Structure” for more information on the structure of the stock split.

Purpose of and Reasons for the Stock Split

•

The stock split is intended to reduce the number of record holders of Shares below 300, enabling us to terminate the registration of, or “deregister,” our shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

•

We intend to file a Form 25 with the SEC to voluntarily delist our shares from the NYSE AMEX as soon as possible after completion of the stock split. This delisting will take effect 10 days following the Form 25.

•

We intend to seek a no-action letter from the SEC permitting us to file a Form 15 to deregister our shares without filing our Annual Report on Form 10-K for the 2010 fiscal year, as soon as possible after the effective date of the Form 25. This would result in substantial savings to the Company, although there can be no assurance that the SEC staff will grant our request.

•

We intend to file a Form 15 with the SEC to deregister our shares as soon as possible after receiving a no-action letter from the SEC staff. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15 unless the SEC denies the deregistration (because it believes the certification is incorrect or improper). If we are not granted the requested relief from the SEC, we intend to file a Form 15 as soon as possible after filing our Annual Report on Form 10-K for the 2010 fiscal year.

•

Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file and furnish proxy statements under Section 14 of the Exchange Act will also be terminated. As a result, the Company will no longer be a public reporting company. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of shares in excess of 300 on the first day of a subsequent fiscal year.

•

We estimate annual cost savings of approximately $450,000 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements arising under the Exchange Act.

•

The stock split will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings and requirements, and will therefore enable management to focus on managing the Company’s business and growing stockholder value.

•

The stock split will reduce man-hours related to the administration of small stockholder accounts. As of the Record Date, we estimate that we have approximately 122 stockholders of record (“small lot stockholders”) that hold fewer than 200 shares. These small lot stockholders hold approximately 8,247 shares, or 0.1%, of our outstanding shares, but represent approximately 39% of our total number of record holders.

•

The Stock Split is considered a “going private” transaction as defined by Rule 13e-3 under the Exchange Act, because it is intended to terminate the registration of our common stock under Section 12(g) of that statute and suspend our duty to file periodic reports with the SEC. Consequently, we and our Chairman, CEO and controlling shareholder, James Riedman, have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. The Company and James Riedman are the filing persons on the Transaction Statement. The Transaction Statement is available on the Commission’s website at www.sec.gov or from the Company.

We are proposing this transaction because our Board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh the advantages associated with being an SEC-reporting company and that the stock split currently constitutes the most expeditious, efficient, cost effective and fair method to convert the Company from a public reporting company to a non-public, non-reporting company. Additionally, the Company may, from time to time, enter into separate, privately negotiated transactions with various small lot stockholders to purchase small lot shares in furtherance of the Company’s goal to reduce the number of record holders well below 300 persons. Please see the sections of this Proxy Statement entitled “Special Factors—Purpose of and Reasons for the Stock Split”, “—Effects of the Stock Split”, “Stock Split Proposal—Background of the Stock Split”, “—Summary and Structure”, and “—Recommendation of the Board of Directors” for more information on the principal reasons for the stock split.

Fairness of the Stock Split

•

The Board of Directors believes that the stock split is in the Company’s best interests and is fair to the unaffiliated holders of Shares, including those holders whose shares will be cashed out in the stock split (“Cashed-Out Holders”) and those who will remain holders of shares after the stock split (“Continuing Holders”). The Cashed-Out Holders will receive cash in lieu of any fractional shares. The factors the Board of Directors considered in determining the fairness of the stock split are described in greater detail in this Proxy Statement.

•

The Board of Directors has set $0.75 per pre-split share (the “Cash-Out Price”) as the cash consideration to be paid by the Company to Cashed-Out Holders (i.e. , stockholders of record that hold fewer than 200 Shares immediately prior to the Reverse Stock Split) instead of issuing fractional shares to such Cashed-Out Stockholders (i.e., portions of shares other than whole shares) in connection with the stock split. The Board of Directors made this determination in good faith after careful consideration of the material factors more particularly set forth in the section of this Proxy Statement entitled “Special Factors.” The Board of Directors did not engage any independent party or valuation firm to opine on whether the Cash-Out Price is fair to the holders of the Company’s common stock.

•

The Cash-Out Price of $0.75 per Share represents (i) a premium of 67% over the average closing price of Shares over the one year period prior to and including October 1, 2010, which was $0.45 per share and (ii) a premium of 100% over the average closing price of Shares over the 3-month period prior to and including October 1, 2010 which was $0.37 per share.

•

The Company’s net book value, as of July 3, 2010, based on the historical cost of the Company’s assets and liabilities, is $0.63 per common share. The price being offered represents a 19% premium to net book value. Net book value is based on the historical cost of our assets. The value of items, such as our positive business reputation, goodwill, and other intangible assets (particularly since the Company will continue its business substantially as currently conducted after the stock split) are not included in a determination of net book value.

•	The Board believes that the assets of the Company would be worth more in reorganization or a continuation of the business as a going concern than in a liquidation process.

•

James Riedman, who has been deemed a “filing person” for purposes of Schedule 13E-3, has adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Stock Split is fair to and in the best interest of all of our unaffiliated shareholders, including those shareholders owning shares being cashed out pursuant to the Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Stock Split. See also the information under the captions “Special Factors—Fairness of the Stock Split.”

•

The reduction in the total number of stockholders of record following the stock split may further reduce the liquidity of the Company’s shares and make it more difficult for Continuing Holders to sell their shares. However, even prior to the effects of a stock split, there is very limited liquidity for shares. The reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

•

The Company’s shares will cease trading on the NYSE Amex. However, the Company intends to have its shares quoted in the Pink Sheets current information tier after the stock split. This tier covers issuers that provide current information, including annual and quarterly financial reports, and current reports, with much of the same information as provided by SEC-reporting companies. Although we currently intend the shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely. Additionally, if a qualified broker-dealer is not willing to quote the shares, stockholders will be unable to use the Pink Sheets to trade shares.

•

Cashed-Out Holders will be cashed out involuntarily and will have no further financial interest in the Company and will not have the opportunity to participate in the potential appreciation in the value of shares unless such Cashed-Out Holders purchase Company shares in the open market after the Effective Date.

•	The stock split provides Cashed-Out Holders with an opportunity to liquidate their shares at a premium without paying brokerage commissions or other transaction fees.

•

The stock split will not impact affiliated holders of shares differently than unaffiliated holders of our shares on the basis of affiliate status. The sole determining factor as to whether a stockholder will remain a stockholder of the Company after the stock split is the number of shares held immediately prior to the stock split.

•

The stock split will have minimum effect on the Continuing Holders’ relative voting power. Less than 9,000 shares, which is only 0.1% of the 8,191,191 outstanding shares as of the Record Date, will be eliminated as a result of the stock split, and the relative percentage ownership of the Continuing Holders will be approximately the same as it was prior to the stock split. For example, the executive officers and directors of the Company currently own or vote approximately 25% of the outstanding shares, and will own or vote approximately 25% of the outstanding shares following the stock split.

•

After completion of the stock split and the subsequent deregistration of our shares, the Company will no longer be subject to certain liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Company’s chief executive officer and chief financial officer certify the Company’s compliance with certain sections of the Sarbanes-Oxley Act. Although we currently intend the shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely, which would also discontinue the financial statement certification requirements.

•

Directors, executive officers and any stockholders who own more than 10% of the Company’s outstanding common shares will experience certain advantages after the stock split in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and their compensation and stock ownership will no longer be publicly available.

•	No appraisal or dissenters’ rights are available under Delaware law or the Company’s Certificate to holders of the Company’s shares.

Please see the sections of this Proxy Statement entitled “Special Factors—Fairness of the Stock Split,” “Stock Split Proposal—Background of the Stock Split” and “—Recommendation of the Board of Directors” for more information regarding the fairness of the stock split.

Voting Information

•

The stock split requires the approval of the affirmative vote of at least a majority of our outstanding shares. As of the close of business on the Record Date, there were 8,191,191 shares outstanding and entitled to vote. The executive officers and directors of the Company who have indicated they will vote in favor of the stock split together own or vote approximately 25% of the shares outstanding and are entitled to vote.

Please see the section of the Proxy Statement entitled “Voting Information” for more information.

Material United States Federal Income Tax Consequences

•	The Company will not recognize any gain, loss or deduction for federal income tax purposes as a result of the stock split.

•	Stockholders who receive no cash as a result of the stock split will not recognize any gain or loss for federal income tax purposes.

Please see the section of the Proxy Statement entitled “Stock Split Proposal—Material United States Federal Income Tax Consequences” for further information regarding the federal income tax consequences to stockholders who receive cash in exchange for their shares as a result of the stock split.

Unavailability of Appraisal or Dissenters’ Rights

•	A stockholder of the Company does not have the right under Delaware law or the Company’s Certificate to demand the appraised value of the stockholder’s shares or any other dissenters’ rights.

Unclaimed Property Laws

•	All cash amounts payable to Cashed-Out Holders in lieu of fractional shares that remain unclaimed will be subject to applicable state laws regarding abandoned property.

Please see the section of the Proxy Statement entitled “Stock Split Proposal—Unclaimed Property Laws” for more information.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

When used in this Proxy Statement, the words or phrases “believe,” “expects,” “intends,” “targeted,” “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. The Company cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers are advised that the Company’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC. To the extent that there is any material change in the information discussed in this Proxy Statement, the Company will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Proxy Statement entitled “Available Information.”

Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors are incorporated by reference to our Annual Report on Form 10-K for the year ended January 2, 2010, filed with the SEC on March 31, 2010, as set forth in Item 1A—Risk Factors, thereof, and in reports we have subsequently filed with the SEC.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address potential questions regarding the Proxy Solicitation and the Stock Split. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the exhibits to this Proxy Statement, and any information and documents referred to or incorporated by reference in this Proxy Statement.

Q:	What are stockholders being asked to approve?

A:	We are asking our stockholders to approve the following proposals:

1.	To amend the Company’s Certificate to effect the Reverse Stock Split; and

2.	To amend the Company’s Certificate to effect the Forward Stock Split.

Q:	What is the Stock Split proposal?

A:	We are proposing that our stockholders approve a 1-for-200 reverse stock split, immediately followed by a 200-for-1 forward stock split, of our outstanding shares, which is accomplished through the amendment of our Certificate. The purpose of the Stock Split is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our stockholders of record to fewer than 300. As a result, we expect to terminate the registration of our common stock under federal securities laws.

Q:	If the Company suspends its SEC-reporting obligations, will it still publish quarterly financial results?

A:	Yes. We plan to publicly post our annual and quarterly financial statements in accordance with the Pink Sheets current disclosure guidelines. However, there is no requirement that we do so, and if provided, these documents will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders. As noted elsewhere, should we choose to make any information available from time to time, such a decision would be at our complete discretion and should in no way be interpreted to mean that the same type of information will be supplied in the future.

Q:	Why should I vote to approve the Stock Split?

A:	The Board of Directors believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the shares. The Stock Split will also serve as a source of liquidity for those stockholders who receive cash for their shares. In addition, the Stock Split will provide Cashed-Out Holders with an opportunity to liquidate their shares at a premium to recent trading prices without paying brokerage commissions or other transaction fees.

Q:	What will I receive in the Stock Split?

A:	If you are the owner of fewer than 200 Shares on the date of the Stock Split, you will receive $0.75 in cash, without interest, from us for each pre-split Share you own. If you are the owner of 200 or more Shares on the date of the Stock Split, your holdings will remain unchanged.

Q:	How will the Stock Split affect the Company’s directors, executive officers and their affiliates?

A:	We expect that none of our executive officers, directors or their affiliates will be cashed out in the Stock Split given their level of ownership of the Company’s shares. The Stock Split will have no material effect on our directors, executive officers and their affiliates except that the total ownership of the Company’s common stock owned by such affiliated stockholders will increase slightly. In addition, our directors, executive officers and their affiliates will no longer be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

Q: How will the Stock Split affect the day to day operations of the Company?

A:	Though the Stock Split will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing the Company’s business and growing stockholder value, and will eliminate SEC compliance costs incurred by the Company of approximately $450,000 on an annual basis.

Q:	What are the accounting consequences of the Stock Split?

A:	On the Effective Date of the Stock Split, the Company will pay cash to the Cashed-Out Holders. The repurchased shares will constitute treasury stock. The earnings/loss per share of common stock and book value per share of common stock will increase slightly as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any material accounting consequence would arise as a result of the Stock Split.

Q:	How was the price of $0.75 in cash for each pre-split share determined?

A:	In arriving at the $0.75 in cash for each pre-split share, the Board of Directors analyzed the average closing price for the stock over a range of time periods, in order to ensure that it captured the long-term value of the stock rather than short term values affected by recent stock market volatility. The Cash-Out Price of $0.75 per pre-split Share represents (i) a premium of 67% over the average closing price of Shares over the one year prior to and including October 1, 2010, which was $0.45 per share, and (ii) a premium of 100% over the average closing price of Shares over the 3-month period prior to and including October 1, 2010, which was $0.37 per share.

Q:	Was any price other than $0.75 for each pre-split share considered?

A:	We considered a range of prices for the Stock Split that reflected what our Board felt was a fair premium to our historical market prices given our common stock limited liquidity. This range was between $0.70 and $0.80. We established $0.75 as essentially the mid-point of this range as a fair price.

Q:	How will the Company pay the stockholders who will receive cash pursuant to the Stock Split?

A:	The Company has sufficient cash to pay for all the fractional shares expected to be cashed out in connection with the Stock Split.

Q:	Why are 200 shares the “cutoff” number for determining which stockholders will be cashed out and which stockholders will remain as stockholders of the Company?

A:	We estimate that a 200-share “cutoff” will result in approximately 194 stockholders of record immediately after the Stock Split is effectuated. These stockholders, who owned approximately 99% of the issued and outstanding shares of the Company prior to the Stock Split, will own approximately 99% of the Company immediately after the Stock Split if it is approved and effected. This reduced number of stockholders of record will permit us to deregister with the SEC and will provide a “cushion” to help ensure that the record number of stockholders does not increase again to over 300 in the foreseeable future.

Q:	Is there a limit on the number of shares the Company will exchange for cash?

A:	The Company has not set a limit on the number of shares it will exchange for cash. However, the Board of Directors may, in its discretion, abandon the Stock Split if it determines the Stock Split is not in the best interests of the Company, including if there is a change in the number of shares that will be exchanged for cash that would substantially increase the cost of the Stock Split from what is currently anticipated.

Q:	May I buy additional shares in order to remain a stockholder of the Company?

A:	Yes. As long as you are able to acquire a sufficient number of shares so that you are the owner of 200 or more shares which are held in the same name and in the same account prior to the Effective Date, your Shares will not be cashed out in the Stock Split.

Q:	What happens if I buy shares after , 2010?

A:	Shares bought after , 2010 (the record date for voting) are not entitled to vote, and as with all other shares, will be subject to the Stock Split on the Effective Date.

Q:	What if I hold my shares in “street name”?

A:	Shares of our common stock held in brokerage accounts and registered in the name of Cede & Co. (a/k/a Depository Trust Company and commonly referred to as “street name”) will be treated as being owned by one record stockholder. Because more than 200 shares of Company common stock will be held in street name at the time of the stock splits, we anticipate that few, if any, shares held in street name will be cashed out with respect to the Reverse Stock Split, regardless as to the number of shares owned by any beneficial owner of street shares. Stockholders owning stock in street name should contact the nominee to determine how their shares may be affected as a result of the stock splits. (See “Special Factors—Effects of the Stock Split” and “Stock Split Proposal—Summary and Structure”).

Q:	What is the recommendation of our Board of Directors regarding the proposals?

A:	Our Board of Directors has determined that the Stock Split is advisable and in the best interests of both the Continuing Holders and the Cashed Out Holders. Our Board of Directors has approved the Stock Split and unanimously recommends that you vote “FOR” the amendment to the Certificate so the Stock Split may be effected.

Q:	When is the Stock Split expected to be completed?

A:	We need to file the necessary amendment with the Delaware Secretary of State for the Stock Split to become effective. If the proposed amendments to our Certificate are approved, we expect the Stock Split to be completed as soon as practicable thereafter, likely within 24 hours.

Q:	What if the proposed Stock Split is not completed?

A:	If the Stock Split is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC, unless or until such time as the number of record holders of Shares is reduced to below 300 persons by another means.

Q:	What vote is required?

A:	In the case of this proxy solicitation, a vote of the holders of a majority of the Shares outstanding and entitled to vote on the Record Date is required for approval of each proposal. Such vote must occur at the Special Meeting to effect the proposals for which stockholder proxies are being solicited.

Q:	Who is entitled to vote?

A:	Holders of record of Shares on the Record Date, 2010, are entitled to vote. Each of our stockholders is entitled to one vote for each common share owned on the Record Date. Our stockholders vote together, as a single voting group.

Q:	What if I sign a proxy but do not indicate my vote?

A:	If a stockholder specifies how the proxy card is to be voted with respect to the proposals, the proxy card will be voted in accordance with that specification. If a shareholder fails to so specify, the proxy card will be deemed to have approved each of the proposals.

Q:	How are abstentions and broker non-votes treated?

A:	Proxy cards that reflect abstentions, withheld votes, and broker non-votes will be treated as voted for purposes of determining the affirmative vote necessary to approve the proposals. As such, abstentions, withheld votes, and broker non-votes have the effect of votes against the proposals.

Q:	What if I do not vote “for” the proposal but it is still approved?

A:	Stockholders who do not vote for approval of the proposals by execution of the proxy card will nonetheless be bound by the proposals if a majority of the Stockholders as of the Record Date vote to approve the proposals as set forth above. No dissenters’ or similar rights apply to stockholders who do not approve the proposals.

Q:	How will proxies be solicited?

A:	We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to fiduciaries and custodians holding shares in their names that are beneficially owned by others. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Q:	Can I change or revoke my vote after I return my proxy card or voting instruction card?

A:	Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. If you are the stockholder of record, you may revoke your proxy at any time prior to its use, by voting in person by ballot at the special meeting, by executing a later-dated proxy, or by submitting a written, signed and dated notice of revocation to the Secretary of Phoenix Footwear at our office at the above address prior to or at the special meeting that clearly states that the proxy previously given is no longer effective. If you are a beneficial owner of the shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. If you wish to vote your shares at the special meeting, you must obtain a valid proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot at the meeting.

Q:	What do I need to do now?

A:	After reading and considering the information contained in this Proxy Statement, please vote your Shares as soon as possible. You may vote your shares by returning the enclosed proxy. If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Will I have appraisal or dissenters’ rights in connection with the Stock Split?

A:	No. Under Delaware Law, you do not have appraisal or any other dissenters’ rights whether or not you vote for the Stock Split.

Q:	Should I send in my share certificates now?

A:	No. If the Stock Split is approved, our Exchange Agent will send you written instructions in a letter of transmittal for exchanging your share certificates.

Q:	What is the approximate length of time between the Effective Date of the Stock Split and the date on which stockholders will receive cash payments for their fractional shares?

A:	As soon as practicable after filing the Amendment to our Certificate of Incorporation with the Delaware Secretary of State and the amendment becoming effective, Cashed-Out Holders will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing Shares to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal to the Exchange Agent, each stockholder entitled to receive payment will receive payment from the Company as outlined in the letter of transmittal. Stockholders should allow for approximately five business days after mailing for the Exchange Agent to receive the letter of transmittal and approximately ten business days following receipt of materials by the Exchange Agent for payment to be made. No interest will be made on cash payments from the Effective Date of the Stock Split and payment date. In the event we are unable to locate a stockholder, or if a stockholder fails to properly complete, execute and return the letter of transmittal to the Exchange Agent, any funds payable to such stockholder pursuant to the Stock Split will be administered in accordance with the relevant state abandoned property laws.

Q:	If the Stock Split is completed and I am still a stockholder, will I be able to buy or sell shares in a public market?

A:	After completing the Stock Split, the liquidity of the shares in public markets will be reduced. It is the intention of the Board of Directors that the Company’s shares be quoted in the Pink Sheets current information tier after the Stock Split. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely. Additionally, if a qualified broker-dealer is not willing to quote the Shares, stockholders will be unable to use the Pink Sheets to trade Shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Stock Split, you should contact Dennis Nelson, Chief Financial Officer of the Company, at 5840 El Camino Real, Suite 106, Carlsbad, California 92008, telephone number (760) 602-9688.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS MEETING TO BE HELD ON                     , 2010:

A copy of the Proxy Statement, and form of proxy for the Special Meeting of Stockholders to be held on                     , 2010 are available at www.envisionreports.com/pxg.

If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

PERSONS MAKING THE SOLICITATION

The accompanying proxy is being solicited on behalf of the Board. In addition to mailing the proxy materials, solicitation may be made in person or by telephone by directors, officers or regular employees of the Company, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of proxies for the Proxy will be borne by the Company. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of the Shares held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

IMPORTANT NOTICE

The Company has not authorized any other person or entity to give any Company stockholder information or to make any representations with respect to the transaction contemplated in this Proxy Statement. YOU SHOULD NOT RELY ON ANY INFORMATION UNLESS SUCH INFORMATION IS PROVIDED DIRECTLY BY THE COMPANY. The information contained in this Proxy Statement is correct as of the date of the Proxy Statement, regardless of when it is received or when the Shares are split. We will update this Proxy Statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document. You should not interpret the contents of this Proxy Statement or any communication from the Company, whether written or oral, as legal, tax, accounting or other expert advice. YOU SHOULD CONSULT YOUR OWN LAWYERS, ACCOUNTANTS, OR OTHER PROFESSIONAL ADVISORS, AS APPROPRIATE.

SPECIAL FACTORS

Purpose of and Reasons for the Stock Split

The purpose of the Stock Split is to reduce the number of record holders of Shares below 300 and enable us to terminate the Company’s status as a public reporting company with the SEC and thereby reduce the financial and managerial costs incurred by the Company with respect to such status. In the face of the continuing negative economic climate faced by public companies generally, and faced by the Company in particular, the Board of Directors reviewed its status as a publicly traded company. After careful analysis and deliberation in light of current recession related economic conditions and the Company’s financial performance, the Board of Directors determined that the Company has not realized, and is not expected in the foreseeable future to realize, the material benefits normally presumed to result from being a publicly traded company, such as enhanced stockholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to the Company’s shares, the low market price of the Company’s shares, and continued downward pressure on the price of the Company’s shares.

Due to our corporate restructuring during the past few years, we have experienced shrinking revenues. Also during this period we have had negative cash flow from our operating business. These factors have resulted in continued evaluation of our operating cost structure. This process has led our Board to determine that the costs involved in remaining public, which have exceeded $450,000 annually in past years, should be eliminated in light of the lack of any material benefit to the stockholders. This has caused us to undertake the Stock Split at the present time.

As a result, as described in more detail below under the caption “Board of Director Deliberations” and “Alternatives to the Stock Split,” the Board of Directors considered various ways in which the Company might deregister its shares and exit the public company reporting obligations arising under the Exchange Act. The Board of Directors decided, at a meeting on September 21, 2010 and again on October 5, 2010, that the monetary expense and the burden incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the Company’s shares.

In determining whether the number of our stockholders of record falls below 300 as a result of the Stock Split, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers.

As a result of the Stock Split and the repurchase of the resulting fractional shares from holders of fewer than 200 Shares, we expect to have approximately 194 record holders of Shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Stock Split is completed, we intend announce the time of our voluntary delisting from the NYSE Amex as soon as possible thereafter. We will then file a Form 25 with the SEC 10 days following the announcement. The delisting will become effective 10 days after the Form 25 is filed.

After the Stock Split, we will have an obligation to file our Annual Report on Form 10-K for the 2010 fiscal year because we had on file with the SEC Registration Statements on Form S-8 that were automatically updated in April 2010 with the filing of our Annual Report on Form 10-K for the 2009 fiscal year. Before filing the Form 15, we plan to seek a no-action letter from the SEC staff allowing us to deregister without filing this annual report. The SEC staff has allowed other companies otherwise eligible to deregister but for having one or more registration statements updated during the fiscal year, to deregister from their reporting obligations. Although we believe that we have circumstances similar to other companies that were allowed to deregister, there can be no assurance that our request will be granted by the staff. In the event we do not obtain no-action relief after the

Stock Split, we would be obligated to file this final report and not achieve the immediate cost savings projected. We believe that the additional costs to file our Annual Report on Form 10-K for the 2010 fiscal year to be approximately $100,000.

Following receipt of a no-action letter from the SEC staff, we intend to file with the SEC a Form 15 to deregister the Shares. Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of Shares in excess of 300 on the first day of a subsequent fiscal year. If the SEC staff does not grant our request, we plan to file the Form 15 after filing our Annual Report on Form 10-K for the 2010 fiscal year.

It is anticipated that Shares will be quoted in the Pink Sheets following the Stock Split. The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for securities. The Pink Sheets categorizes all securities trading over-the-counter into easily identifiable tiers. After the Stock Split, the Company intends for the Shares to be quoted in the Pink Sheets current information tier. This tier covers issuers that provide current information, including annual and quarterly financial reports, and current reports, with much of the same information as provided by SEC-reporting companies. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely.

Although we anticipate that a broker-dealer will quote our shares on the Pink Sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the Stock Split. If a qualified broker-dealer is not willing to quote the Shares, stockholders will be unable to use the Pink Sheets to trade Shares.

Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us pursuant to the Exchange Act as a public reporting company. As described below, these costs include, among other things, management’s time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. For smaller publicly traded companies, such as Phoenix Footwear, these costs represent a larger portion of our revenues than for larger public companies.

Over the years, we have incurred costs, which are expected to increase, as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, public company expenses have increased significantly and are expected to continue to do so. The Sarbanes-Oxley Act requires public companies to include a report by management on the company’s internal control over financial reporting.

Not all of our reporting costs, however, will be eliminated by deregistration. We plan to publicly post our annual and quarterly financial statements. We will only be required to do so to the extent our shares trade on the Pink Sheets current information tier, and we may, in the future, decide not to do so. If provided, these statements will not be as detailed or as extensive as those required of a public reporting company.

The Board of Directors believes that by deregistering our shares and suspending the Company’s periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $450,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations. These estimated cost savings are described in greater detail below.

Expense Type	Amount
Auditor fees	$120,000
Administrative and board of directors expense	120,000
Controls reviews	50,000
Insurance	25,000
Investor stock transfers and mailings	25,000
Investor relations expenses	10,000
Legal fees	50,000
SEC document preparation and filing fees	50,000

Total cost savings	$450,000

These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its EDGAR database; (iv) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; (v) the reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (vi) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors’ and officers’ liability insurance; (vii) the audit savings and internal personnel savings due to the Company not being subject to the public company provisions of the Exchange Act; (viii) the savings in fees charged by the Transfer Agent that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent; and (ix) a reduction in direct miscellaneous clerical and other expenses.

Additionally, following the Stock Splits, we also plan to eliminate our Board. We presently have 7 directors, 6 of whom are independent under the rules of the NYSE Amex. As a company listed on the NYSE Amex, we are required to have a majority of independent directors. Following the stock split, we plan to voluntarily delist from the NYSE Amex and will no longer be subject to those requirements. As a result, we expect to eliminate the costs for Board retainer and meeting fees and related expenses.

The annual cost savings set forth above is only an estimate. The actual savings we realize from going private may be higher or lower than this estimate. The estimate is based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements, and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim review services and annual Form 10-K filings. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

Management Time and Expense. Another reason for the Stock Split is that it will reduce the management time and expense of complying with public company requirements. These opportunity costs are not included in the direct costs described above. The Board of Directors believes that ceasing to be a public reporting company would provide more time for management to focus on the Company’s long-term growth and increasing the operational flexibility of the Company without the burden of SEC reporting requirements and other aspects of being a public company.

Effects of the Stock Split

The primary effect of the Stock Split will be to reduce the number of record holders of Shares to below 300 persons, voluntarily delist our Shares with the NYSE Amex and to deregister our shares with the SEC under the Exchange Act. The Stock Split will not have an effect on our authorized capital. Discussed below are some additional effects of the Stock Split on certain persons or groups.

Effects on Cashed-Out Holders, other than in “street name.” Upon completion of the Stock Split, Cashed-Out Holders (i.e., holders of record of fewer than 200 Shares immediately before the Stock Split):

•	Will have their Shares cancelled in exchange for the Cash-Out Price instead of selling their shares at a time and for a price of their choosing;

•	Will receive cash, in a taxable transaction, equal to $0.75 for each Share held immediately before the Stock Split;

•	Will not pay brokerage commissions or other transaction fees; and

•

Will no longer be a stockholder of the Company and will not have the opportunity to participate in the potential appreciation in the value of Shares unless they buy additional shares on the open market.

Cashed-Out Holders do not have appraisal or dissenters rights under Delaware law or under the Company’s Certificate.

For a discussion of the federal income tax consequences of the Stock Split, please see the section of this Proxy Statement entitled “Stock Split Proposal—Material United States Federal Income Tax Consequences.”

As a result of the Company’s election to treat all shares in “street name” as being held by one record holder, we do not anticipate that stockholders holding stock in street name, through a nominee (such as a bank or broker) after the stock splits will experience any change in their stock ownership. For example, if you own 50 shares of common stock immediately prior to the stock splits in street name, we anticipate that you will continue to hold 50 shares of common stock following the stock splits (i.e., you will not have any shares cashed out as a result of the Reverse Stock Split). Stockholders holding stock in street name should contact the nominee to find out exactly how they will be treated as a result of the stock splits.

If you are a Cashed-Out Holder, you will receive a letter of transmittal from us as soon as practicable after the Stock Split is completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Exchange Agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Exchange Agent, along with a completed and executed copy of the letter of transmittal. DO NOT SEND IN YOUR SHARE CERTIFICATE(S). PLEASE WAIT UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATE(S) TO THE EXCHANGE AGENT.

Effects on Continuing Holders other than in “street name.” If the Stock Split is completed, Continuing Holders (i.e., holders of 200 or more Shares immediately before the Stock Split):

•	Will hold exactly the same number of Shares held immediately before the Stock Split;

•	Will likely experience a further reduction in liquidity of Shares and a possible decline in the price at which they may sell Shares;

•	Will experience a nominal increase in their respective ownership percentages of Shares; and

•

Will have less access to information about the Company’s operations and financial results than is currently available to the general public, although the Company plans to continue to provide certain information to stockholders.

The Company may or may not provide investors with information they request that we are not required by law to provide. The Stock Split will not affect the right of the Continuing Holders under Delaware law to obtain certain information from the Company. Under Delaware law, there is a right to make a written request to inspect certain books and records for any purpose reasonably related to the person’s interest as a stockholder.

Shares are currently quoted on the NYSE Amex. After the Stock Split, the Company intends to have the Shares quoted in the Pink Sheets in the current information tier. This tier covers issuers that provide current information, including annual and quarterly financial reports, and current reports, with much of the same information as provided by SEC-reporting companies. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely. Additionally, although the Company anticipates that a broker-dealer will quote its shares on the Pink Sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in Shares after the Stock Split.

Effect on Stockholders Owning Shares in “Street Name.” As a result of the Company’s election to treat all shares in “street name” as being held by one record holder, we do not anticipate that stockholders holding stock in street name, through a nominee (such as a bank or broker) after the stock splits will experience any change in their stock ownership. For example, if you own 50 shares of common stock immediately prior to the stock splits in street name, we anticipate that you will continue to hold 50 shares of common stock following the stock splits (i.e., you will not have any shares cashed out as a result of the Reverse Stock Split). Stockholders holding stock in street name should contact the nominee to find out exactly how they will be treated as a result of the stock splits.

Effects on the Company Share Certificates. For Cashed-Out Holders, the Share Certificates after the Stock Split will represent the right to receive $0.75 for each Share being repurchased. DO NOT SEND YOUR SHARE CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND HAVE FOLLOWED THE INSTRUCTIONS IN THAT LETTER.

Effects on the Company. Although we will no longer be a public reporting company and will therefore no longer be subject to the provisions of the Exchange Act, we expect our business and operations to continue in substantially the same manner as they are presently conducted. The executive officers of the Company will not change due to the Stock Split. The Company expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its business operations. Additionally, following the Stock Splits, we also plan to reduce the size of our Board by eliminating some or all of our independent directors. As a result, we expect to eliminate the costs for Board retainer and meeting fees and related expenses. Other than as described in this Proxy Statement, neither the Company nor its management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of the Company’s assets; change the composition of the management of the Company; change materially the Company’s indebtedness or capitalization; or otherwise effect any material change in the Company’s corporate structure or business.

Effects on Rights of Shares. There will be no changes with respect to voting, liquidation or other rights associated with the Shares.

Effects on the Company’s Executive Officers, Directors and Affiliates. Pursuant to Section 16(a) of the Exchange Act, directors, officers, and 10% stockholders of companies who have shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC. Such insiders are required to file an initial Form 3 showing their respective beneficial holdings within 10 days after becoming subject to Section 16(a). Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions by the insider of company shares. As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of the Exchange Act. In general, these requirements mandate the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which each occur within a six-month period. Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions. If the company declines to press a claim for disgorgement, a claim for recovery of profit may be asserted by any stockholder on behalf of the company. In addition to the effects of the Stock Split on stockholders generally, if we complete the Stock Split and deregister, the Company’s insiders will no longer be required to comply with these requirements. The deregistration would also limit the ability of our affiliates (including executive officers, directors, and 10% stockholders) to dispose of their Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, once the Form 15 is filed with the SEC and the Company’s shares are deregistered, the Company will no longer be subject to the periodic reporting requirements or the proxy rules under the Exchange Act. As such, information about our directors’ and officers’ compensation and share ownership may no longer be publicly available.

As is more thoroughly discussed under the heading “Stock Split Proposal—Description and Interest of Certain Persons in Matters to be Acted Upon,” we expect that upon the completion of the Stock Split, our executive officers and directors will own or vote approximately 25% of the then outstanding Shares, as compared to approximately 25% of the common shares outstanding immediately prior to the Stock Split. Additionally, the consummation of the Stock Split will have virtually no impact on the interests of Mr. Riedman in the net book value and net earnings of the Company, as his stockholdings in the Company will only increase by approximately 0.1% of the outstanding shares of the Company’s common after the Stock Split is effected.

Effect of the Stock Split on Option Holders and Holders of Warrants. Regardless of whether an outstanding stock option or warrant provides a right to purchase less than, equal to or greater than 200 shares, the number of shares underlying each such outstanding stock option granted by the Company and each purchase warrant will not change as a result of the Stock Split. Because of the symmetry of the 1-for-200 Reverse Split and the 200-for-1 Forward Split, the Stock Split will not cause dilution or enlargement of the benefits intended by the Company with respect to any outstanding stock options or warrants.

Board of Directors Deliberations

The Company’s shares are currently quoted on the NYSE Amex. Over the past several years, the market for the Company’s shares has not been very liquid and has been continuously characterized by extremely low average trading volume. Additionally, during 2007 and 2008, we experienced deteriorating market conditions which had an adverse effect on our financial results and condition. During this time our Board looked at strategic opportunities and other ways to enhance stockholder value.

As part of our efforts to address the Company’s financial condition and performance, we engaged in several transactions between 2007 and 2009 which restructured our business, including the divestitures of several of our divisions. Part of this process was overseen by a Special Committee of independent outside directors our Board appointed in October 2008. Following the second set of these restructurings in 2009, after the Special Committee had completed its work, the committee was dissolved in April 2009. For more details on these transactions and the Special Committee’s work, see “Stock Split Proposal—‘Key Developments and Business Initiatives’ and “Past Contacts, Transactions, Negotiations and Agreements” below.

Following these restructurings, we continued to experience difficult economic circumstances from, among other things, the continuing negative economic climate faced by small public companies generally, and our company in particular. During this period we explored potential transactions that would include a sale of the Company, none of which progressed very far.

In June 2010, James Riedman, the Chairman of the Board, requested that outside counsel and Dennis Nelson, the Company’s CFO, analyze the advantages and disadvantages of public status considerations and the related alternatives to deregistration under the Exchange Act. Management was and continues to be focused on managing the cash position of Phoenix Footwear and maintaining the Company as a viable business entity in light of past cash flow pressures. The costs associated with maintaining its status as a reporting company under the Exchange Act places pressures on the Company’s cash flow.

In the fall of 2010, the Board began to review voluntary delisting and deregistration in further detail. On September 21, 2010, the Board of Directors convened telephonically with outside counsel and Dennis Nelson, the Company’s CFO, participating in this deliberation. Messrs. Riedman and Nelson presented information regarding public status considerations, which included challenges currently faced by the Company, costs associated with being a reporting company, alternatives to the Stock Split, potential benefits and disadvantages of the Stock Split and related procedural matters.

The Board met again on October 5, 2010 to review voluntary delisting and deregistration with outside counsel and Dennis Nelson, the Company’s CFO. After careful analysis and deliberation, the Board of Directors determined that the Company has not realized over the past several years, and will not in the foreseeable future realize, the benefits normally presumed to result from being a publicly traded company, such as enhanced shareholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to the Company’s shares, the low market price of the Company’s shares and the continued downward pressure on the price of the Company’s shares. The Board also took into account the Company’s efforts to sell itself or one or more of its divisions in 2008, 2009, and 2010, and efforts during that time period and since then to return to profitability. After evaluating the Company’s operating cost structure and the cash flow pressures, the Board of Directors determined that the costs involved in remaining public, which were estimated at approximately $450,000 for fiscal 2010, will not result in material benefits to the shareholders.

As more fully described below in making their determination to proceed with the Stock Split, the Board of Directors considered other methods of effectuating a deregistration transaction, including an issuer tender offer (including an odd-lot tender offer) by the Company, as well as maintaining the status-quo. There was no consideration to any alternatives that were not related to deregistration. When considering the various alternatives to the Stock Split, the primary focus was the level of assurance that the selected alternative would result having fewer than 300 record owners of common stock, thus allowing us to achieve our objective, and the timeframe within such alternative could reasonably be expected to be achieved, again relative to other alternatives under consideration as well as the potential cost of the alternative transactions.

The Board of Directors also considered factors relating to the procedural safeguards involved in deliberations over the Stock Split, including the fact that the Board of Directors is comprised six independent directors who are not employees of the Company. They also considered the fact that James Riedman, CEO and President, Chairman and the largest beneficial owner of the Company’s common stock, informed the Board that he has no present plans to engage in a transaction to take over control of the Company following the stock split. Additionally, Mr. Riedman, along with all other Continuing Holders, would only have a very slight increase in beneficial ownership (approximately 0.1%) as the result of the transaction. The Board of Directors also considered a variety of risks and other potentially negative factors concerning the Stock Split, including the fact that cashed out shareholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company, including any value that could be achieved in the event that the Company is acquired in the future by a strategic buyer, and the fact that the Board of Directors did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating the terms of the Stock Split.

Based upon all of the foregoing factors, on October 5, 2010 at a meeting at which all directors participated, our Board of Directors unanimously approved that we proceed with the Stock Split and recommended the Stock Split to our stockholders.

The foregoing discussion summarizes the material factors considered by the Board of Directors in its consideration of the Stock Split. After considering these factors, our Board of Directors concluded that the positive factors relating to the Stock Split outweigh the potential negative factors. In view of the wide variety of factors considered by the Board of Directors, and the complexity of these matters, the Board of Directors did not find it practical to quantify or otherwise assign relative weight to the foregoing factors. Based on the totality of the foregoing factors, the Board of Directors determined that the Stock Split is substantively and procedurally fair to the unaffiliated shareholders (including cashed out and continuing shareholders). The Board of Directors recommended the Stock Split based upon the totality of the information presented to and considered by them.

Alternatives to the Stock Split

In making its determination to proceed with the Stock Split, the Board of Directors considered the feasibility of the alternative transactions described below. The Board of Directors did not investigate the potential costs of the transactions listed below because it determined that they either had little likelihood of sufficiently reducing the number of the Company’s stockholders or had other features, such as triggering dissenters’ rights, which could possibly add to the expense and the uncertainty of the transaction.

Issuer Tender Offer. The Board of Directors considered the feasibility of an issuer tender offer to repurchase Shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough Shares would be tendered to sufficiently reduce the number of the Company’s stockholders. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. These requirements make it difficult to ensure that we would be able to reduce the number of record holders of Shares enough ( i.e., below the 300 stockholder level) to permit us to deregister the Shares, potentially resulting in our incurring the expense of repurchasing numerous shares and still being unable to deregister. In addition, a tender offer would require significantly more cash than a Stock Split. As a result of these disadvantages, the Board of Directors determined not to pursue this alternative.

Reorganization Through A Cash-Out Merger. The alternative available to the Board of Directors which was most similar to the Stock Split was coordinating a cash-out merger. In order to effect a cash-out merger, the Company’s insiders (management and large stockholders) would contribute their shares in the Company to form an acquisition entity which would merge into the Company. As a result of the merger, the shares of the Company’s common stock (other than shares owned by the Company’s insiders) would be converted into the right to receive cash. The Board of Directors concluded that the Stock Split was a better alternative since it (i) requires significantly less cash, (ii) allows unaffiliated holders of more than 200 Shares the opportunity to remain stockholders in the Company, (iii) does not require the formation of a new entity, (iv) allows the Company to avoid the regulatory issues and approvals associated with the merger of the Company into another corporation, and (v) does not trigger dissenters’ rights as a cash out merger would.

Maintaining the Status Quo. The Board of Directors considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. In addition, significant time would continue to be spent by management on compliance and disclosure issues relating to our filings under the Exchange Act, which dilutes management’s focus on managing the Company’s business and growing stockholder value. The Board of Directors believes that maintaining the status quo is not in the best interests of the Company and its stockholders and rejected this alternative.

Fairness of the Stock Split

The Board of Directors believes that the Stock Split is fair to unaffiliated stockholders, including both holders who are cashed out after the Stock Split and those who continue as stockholders after the Stock Split. After consideration of all aspects of the Stock Split, as described below, the Board of Directors unanimously approved the Stock Split. All six independent non-employee members of the Board of Directors approved the Stock Split, as well as Mr. Riedman, our seventh director. Except for such approvals, we are not aware that any of the Company’s executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Stock Split.

Affiliated and unaffiliated stockholders will be treated the same in the Stock Split. The only factor affecting whether a stockholder will be cashed out or will remain a stockholder of the Company is the number of shares held by the stockholder. Since all affiliated and unaffiliated stockholders are being treated the same, the Stock Split is not structured so that approval of a majority of unaffiliated stockholders is required. As there are no divergent interests between affiliated and unaffiliated stockholders, the Board of Directors did not believe that seeking such approval would be meaningful. In determining not to seek such approval, the Board of Directors was aware that the Company’s executive officers and directors together own or vote approximately 25% of the Shares outstanding and, entitled to vote, have indicated they will vote in favor of the Stock Split. This consideration did not affect the Board’s determination that a separate vote of the unaffiliated stockholders was unnecessary.

Although all of the Company’s directors and executive officers, other than director Kevin Wulff, own Company stock personally or represent entities that own shares or options, the 200-share threshold was determined without regard to their share ownership, as the directors and executive officers will be treated identically to all other stockholders, including both the cashed out unaffiliated stockholders and the continuing unaffiliated stockholders, in the Stock Split and will receive the same cash-in-lieu payment for fractional shares. In addition, only 0.1% of the outstanding Shares will be cashed out and the ownership stake of the affiliated stockholders will not change materially following the Stock Split.

Additionally, the Board of Directors chose to not retain an independent third party or entity to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Stock Split or preparing a report covering the fairness of the Stock Split. Nor has the Board of Directors chosen to provide unaffiliated stockholders with independent counsel with respect to the fairness of the Stock Split. We have not made any provision in connection with the Stock Split to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board of Directors views (i) the need to obtain the affirmative vote of at least a majority of a quorum of stockholders, and (ii) the fact that the unaffiliated stockholders and the affiliated stockholders are treated the same from a financial perspective as affording adequate procedural safeguards to unaffiliated stockholders without the additional expense of multiple financial or legal advisors. With respect to unaffiliated stockholders’ access to our corporate files, the Board of Directors determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Stock Split. The Board of Directors also considered the fact that under Delaware law, subject to certain conditions, stockholders have the right to review our relevant books and records.

In analyzing the entirety of the Stock Split, the Board of Directors determined that $0.75 per share represented fair consideration to the unaffiliated Cashed-Out Holders. The Board of Directors also determined that $0.75, although fair to unaffiliated Cashed-Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders. In reaching this determination, the Board of Directors concluded that any of the premiums quantified below in “Market Prices and Liquidity” are justified because Cashed-Out Holders will forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Stock Split. At the same time, the Board of Directors determined that no premium indicated above is so high as to be unfair to the unaffiliated Continuing Holders, who will have the opportunity to benefit from the anticipated cost savings related to going private. Finally, the Stock Split also provides unaffiliated Cashed-Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Consequently, based on the valuation and historical prices described below, the Board of Directors concluded that a Cash-Out Price of $0.75 per share would be fair to unaffiliated Cashed-Out Holders and unaffiliated Continuing Holders.

In determining the fairness of the Stock Split, the Board of Directors considered the factors discussed below. The Board of Directors believes that the Stock Split is substantively fair to the Company’s stockholders, including both unaffiliated stockholders who will be cashed out and unaffiliated stockholders who will continue as stockholders, in light of these factors. The Board of Directors did not assign specific weight to the following factors in a formulaic fashion, but did place emphasis on the significant cost and time savings the Company is expected to realize from deregistration of its shares and the opportunity for unaffiliated holders of Shares to sell their shares at a premium, without brokerage fees or commissions.

Significant Cost and Time Savings. By deregistering the Shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $450,000, which includes savings from the personnel expense relating to time spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. Please see the section entitled “Special Factors—Purpose of and Reasons for the Stock Split” for more information about these cost savings.

Market Prices and Liquidity. The Cash-Out Price of $0.75 per Share represents (i) a premium of 67% over the average closing price of Shares over the 12-month period prior to and including October 1, 2010, which was $0.45 per share and (ii) a premium of 100% over the average closing price of Shares over the 3-month period prior to and including October 1, 2010, which was $0.37 per share. The Board of Directors determined that $0.75 per share be established as the Cash-Out Price. The Board of Directors took into consideration that, historically, the market for Shares has not been very liquid.

Net Book Value. Net book value is based upon the historical cost of a company’s assets and ignores the value of a company as a going concern. As set forth in the section of this Proxy Statement entitled “Financial Information—Summary Historical Financial Information,” our net book value per outstanding common share as of July 3, 2010, was $0.63.

Going Concern Value, Liquidation Value. The Board of Directors did not consider the liquidation value of the Company’s assets. Although the auditor’s report on our financial statements for our 2009 fiscal year includes an explanatory paragraph with respect to our ability to continue as a going concern, the Board considers the Company to be a viable going concern business. The Board also believes that the assets of the Company would be worth far more in a reorganization or a continuation of the business as a going concern than in a liquidation process.

Equal Treatment of Affiliated and Unaffiliated Holders of Shares. The Stock Split will not affect holders of Shares differently on the basis of affiliate status. The sole determining factor in whether a stockholder will be a Cashed-Out Holder or Continuing Holder as a result of the Stock Split is the number of Shares held of record immediately prior to the Stock Split. The Company’s Board of Directors’ basis in determining the number of shares held of record by all of the stockholders will be consistent with the Company’s stock records maintained in the ordinary course. The Company has elected to treat all shares owned in “street name” as being held by one stockholder, and as a result, we anticipate that your shares held in street name will not be cashed out. Please see the section entitled “Stock Split Proposal—Summary and Structure” for more information.

Potential Ability to Control Decision to Remain a Holder of or Liquidate the Company’s Shares. Current holders of fewer than 200 shares can remain stockholders of the Company by acquiring additional shares so that they own at least 200 shares immediately before the Stock Split. Conversely, stockholders that own 200 or more shares and desire to liquidate their shares in connection with the Stock Split (at the price offered by the Company) can reduce their holdings to fewer than 200 shares by selling shares prior to the Stock Split. It should be noted that as there is a limited trading market for the Company’s common stock on the NYSE Amex, a stockholder seeking to either increase or decrease holdings prior to the Effective Date may not be able to do so. Due to these concerns, the Board of Directors did not place undue influence on this factor.

Minimum Effect on Voting Power. The Stock Split will have minimum effect on the voting power of the Company’s stockholders. The Shares are the only voting shares of the Company and will continue to be the only voting shares after the Stock Split. The voting and other rights of Shares will not be affected by the Stock Split. The only effect of the Stock Split on the Company’s voting power will be a small change in the overall ownership percentage of the Continuing Holders.

The Company currently has 8,191,191 common shares issued and outstanding. Of this amount, the Company expects to repurchase an estimated 8,247 common shares in connection with the Stock Split, which represents approximately 0.1% of the Company’s current number of outstanding shares. As a result, the ownership percentage of each common share held by a Continuing Holder will increase nominally, and the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby.

No Material Change in Ownership Percentage of Executive Officers and Directors. Since only an estimated 8,247 out of 8,191,191 issued and outstanding Shares will be eliminated as a result of the Stock Split, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Split. For example, the executive officers and directors of the Company currently own or vote approximately 25% of the outstanding Shares, and will own or vote approximately 25% of the outstanding Shares following the Stock Split. Please see the section entitled “Stock Split Proposal—Description and Interest of Certain Persons in Matters to be Acted Upon.”

Reduced Expenses from Administering Small Accounts. The Stock Split will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we had approximately 122 record stockholders that held fewer than 200 shares. These stockholders hold approximately 8,247 shares, or 0.1% of our outstanding shares but represent approximately 39% of our total number of record holders.

Other Factors. Although potentially relevant to a determination of fairness of the Stock Split, the factors listed below are, for the reasons given, not applicable to the Company, and were not considered by the Board of Directors for this reason.

Firm Offers.	No firm offers to purchase the entire Company have been made during the past two years. We have not received any firm offers to purchase the Company and the Board of Directors did not seek out any such offers. The Board of Directors believes that a sale of the Company is not in our best interests or the best interests of our stockholders, customers, employees or community at this time. Although in 2009 we did sell our Chambers Belt accessories business and remaining Tommy Bahama related inventory, these transactions represented only a small portion of our overall assets. Additionally, since those divisions are no longer part of our business, they do not reflect upon the value of the Company as it currently stands.

•	Securities Purchases. There have not been any purchases of our shares during the past two years that would enable the holder to exercise control of the Company.

In summary, the Board of Directors determined that the steps not taken as discussed above would be costly and would not provide any meaningful additional benefits, and were not necessary to ensure the fairness of the Stock Split. The Board of Directors did not engage any independent party or valuation firm to evaluate the fairness of the Stock Split or opine on whether the Cash-Out Price to be paid to the Cashed-Out Holders was fair to the holders of the Company’s common stock.

James Riedman, who has been deemed a “filing person” for purposes of Schedule 13E-3, has adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Stock Split is procedurally and substantively fair to our unaffiliated shareholders, both to shareholders who will receive cash payments in connection with the Stock Split and will not be continuing shareholders of the Company and to shareholders who will retain an equity interest in the Company.

Source of Funds and Expenses

It is expected that the entire $6,186 estimated to be necessary to pay the Cash-Out Price to the Cashed-Out Holders will come from working capital. In addition to the Cash-Out Price described above, the Company will also pay all of the expenses related to the Stock Split.

Conclusion

The Board of Directors believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Split is fair to all the Company stockholders, including the Cashed-Out Holders and Continuing Holders.

STOCK SPLIT PROPOSAL

Business Overview

General

Phoenix Footwear Group specializes in quality comfort women’s and men’s footwear. We design, develop, market and sell footwear in a wide range of sizes and widths under the brands Trotters®, SoftWalk®, and H.S. Trask®. We have been engaged in the manufacture or importation and sale of quality footwear since 1882.

Prior to 1999, we manufactured and sold men’s and women’s slippers. From the fall of 1999 through 2005, we grew our Company through a series of acquisitions. Those acquisitions included: Penobscot Shoe Company and its women’s footwear brands Trotters and SoftWalk; and the men’s footwear brand, H.S. Trask & Co., Royal Robbins, an apparel brand company; Altama Delta Corporation, a military boot manufacturer and wholesaler; Chambers Belt Company, a leather belt and accessories company which held Wrangler licenses; and Paradise Shoe Company, which held the Tommy Bahama® footwear and accessories license.

Key Developments and Business Initiatives

In the wake of deteriorating market conditions and violations of our bank financial covenants, we began to look at strategic opportunities and other ways to enhance stockholder value. As part of this process, in 2007, we began to exit some of the businesses we had acquired. In July 2007, we exited the apparel business by selling our Royal Robbins apparel business to Kellwood Company, an unaffiliated third party. In December 2007, we exited the military boot market through the sale of our Altama subsidiary to Tactical Holdings, Inc., an unaffiliated third party.

In 2008 and 2009, our Board continued to look at ways to enhance value to stockholders. In October 2008, our Board formed a Special Committee of independent non-employee directors to explore strategic opportunities and increase value for our stockholders. The Committee retained BB&T Capital Markets as its independent financial advisor to assist it in its work and explore a potential sale of our company and or its separate operating divisions. After evaluating available opportunities, the Special Committee directed management to focus on ways to return our Company to profitability and reduce our bank debt to an appropriate level. On April 23, 2009, it was determined that the Special Committee had completed its work and was dissolved. For a further discussion of our exploration of strategic opportunities, See “Stock Split Proposal—Background of the Stock Split,” below.

In response to the Special Committee’s directive, during fiscal 2009, we developed and implemented the following key initiatives:

•	We exited the Tommy Bahama business and subsequently liquidated its working capital;

•	We restructured and reduced the size of our business operations and administration; and

•	We exited our Chambers belt and accessories business and subsequently liquidated its working capital.

Exited the Tommy Bahama Business. In February 2009, we terminated our Tommy Bahama license agreement. At the same time, we discontinued production and sales of Tommy Bahama branded products, other than pending orders and sales to Tommy Bahama Group to fulfill a products purchase agreement. By shutting down the Tommy Bahama business, we eliminated a division which incurred operating losses of $2.4 million and $3.5 million during fiscal 2008 and fiscal 2007, respectively. In connection with the termination of the license agreements, we sold the majority of our remaining Tommy Bahama-branded goods to Tommy Bahama Group at predetermined unit prices. The total purchase, net of outstanding royalty obligations, was approximately $2.1 million.

Restructured Business Operations. During the first quarter of fiscal 2009, we took steps to reduce our corporate overhead. In addition to the employee positions eliminated relating to the Tommy Bahama business, 13 managerial and support positions were also eliminated. This restructuring resulted in an estimated savings of greater than $2.0 million in annual payroll and related expenses. In connection with this action, we recorded a restructuring charge of $1.0 million, not including the severances specifically related to discontinued operations.

Exited the Chambers Business. On July 9, 2009, we sold to Tandy Brands Accessories, Inc. (“Tandy”) substantially all of the assets (excluding, among other assets, accounts receivable, cash and cash equivalents) used in the operation of Chambers’ private label and Wrangler brand businesses. Tandy also assumed all of Chambers’ obligations arising after the closing under vendor and customer purchase orders, Chambers’ Maquiladora Agreement and certain leases. In partial payment of the purchase price due for the purchased assets, Tandy paid us, at the closing, approximately $3.5 million in immediately available funds, including approximately $2.6 million for inventory. As additional purchase price consideration, we have recorded $5.4 of earn-out revenue as of July 3, 2010. The earn-out is subject to a final audit by us.

In addition to the key initiatives above, the following two significant events took place since the beginning of the fourth quarter of fiscal 2009:

On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) was enacted. The Act provides an election for federal taxpayers to increase the carry back period for an applicable net operating loss to 3, 4, or 5 years from 2 years. We applied for a refund with the Internal Revenue Service for approximately $2.0 million on December 3, 2009, which we received in first quarter of 2010.

On December 4, 2009, we entered into an Accounts Receivable and Inventory Security Agreement with First Community Financial, a division of Pacific Western Bank (“First Community Financial”), for a two year revolving credit facility collateralized by all of our personal property and those of our subsidiaries. Under the facility, we can borrow up to $4.5 million. Concurrently with the execution of the Accounts Receivable and Inventory Security Agreement, we made an initial borrowing thereunder in the amount of $2.0 million, which was used to pay in full the outstanding balance of $1.7 million owed to our then lender, Wells Fargo.

During the first six months of fiscal 2010, the following significant events took place:

•	in January 2010, we received the $2.0 million refund from the Internal Revenue Service; and

•	on April 29, 2010, we entered into a Promissory Note with First Community Financial pursuant to which we borrowed $800,000 under a term loan facility.

Brand Overview

Trotters and SoftWalk represent our two core brands, which make up our women’s footwear business. These products are designed for fit, quality and value for the consumer. We specialize in comfort footwear and manufacture each style in a large range of sizes and widths to ensure proper fit. We maintain an “open stock” inventory, which provides our customers the ability to replenish their inventory at retail and support special consumer orders.

In addition to these brands, we own H.S. Trask. This men’s brand is positioned to appeal to the “Authentic Western Heritage” consumer. We utilize America’s original leathers, including bison and elk, and emphasize quality and fit. We are in the process of re-establishing this brand and its products through a focused sales distribution into key independent and specialty stores that are able to meet our consumer’s need to connect with his American heritage.

We plan to seek growth for our business by increasing the number of retail outlets carrying our products, improving our product offerings and focusing on what we believe to be our core strengths. These strengths include:

Product Development. We have a team of talented development specialists who are able to commercialize product designs and procure quality footwear that adheres to our fit, quality and constructions standards. They closely manage the production and quality processes with independent manufacturers in Brazil and China to ensure timely delivery of goods to the marketplace.

Providing Value in the Moderate Priced Footwear Market. Designed and developed with technical fitting features, our footwear provides value in the moderate priced market and allows our retail customers to generate reasonable gross profit margins. Our footwear brands are sold through department stores, leading specialty and independent retail stores, mail order catalogues and internet retailers.

Customer Relationships. We support our retail customers by maintaining limited in-stock inventory for selected styles, which minimizes the time necessary to fill “in season” inventory replenishment and customer special orders. In addition, we provide our customers with brand specific sales forces, EDI capability, advertising support and point-of-sale displays. We continually strive to strengthen our customer relationships by interpreting their product requests into our design and product offerings for their specific category needs.

Product Lines

Our products emphasize quality, fit and comfort with classic styling. These products compete predominately in the moderate-priced categories of the market.

Trotters. Competing primarily in the traditional women’s dress, tailored and casual classifications, Trotters provides retail price points from $69 to $99. The broad selection of sizes and widths for this brand fills an important need for our customers by emphasizing quality and fit with the continuity of style from season to season.

SoftWalk. SoftWalk competes in the women’s comfort footwear segment at moderate retail price points from $79 to $129. Utilizing its patented foot bed that fundamentally differentiates SoftWalk from its competitors, we believe SoftWalk’s consumer acceptance and popularity is attributable to its unique combination of comfort and contemporary styling. By molding multiple layers of high density materials together, our patented “egg-crate” technology allows for an insole construction that creates raised cushioning elements of a height, size and spacing so as to be self-adjusting to the foot. These elements combine to create a shoe that provide ultimate comfort and supports the foot similar to a mattress. Our patented foot bed technology provides the consumer with exceptional comfort without compromising style and is utilized in all of our SoftWalk products.

H.S. Trask. H.S. Trask is a men’s product line emphasizing Western American styling and heritage. We utilize high quality materials reminiscent of America’s original leathers such as bison, cowhide and elk. During fiscal 2007 and fiscal 2008, we invested in the redevelopment of this product line in an effort to leverage the favorable product positioning and western lifestyle image of the brand. During 2009, we were not able to execute against this plan for growth due to the severe national recession and our working capital constraints. We are resuming our efforts in 2010 to implement the strategies previously developed.

During fiscal 2008, our operations were comprised of three reportable segments: footwear, premium footwear, and accessories. Our footwear segment included our Trotter and SoftWalk brands. Our premium footwear segment consisted of H.S. Trask and Tommy Bahama. In our accessories segment, we sold predominately leather belts and accessories through Chambers Belt Company, our wholly-owned subsidiary (n/k/a Belt Company). With the discontinuance of the Company’s Tommy Bahama operations in the first quarter of fiscal 2009 and the discontinuance of Chambers operations in the third quarter of fiscal 2009, the Company now has only one reportable segment consisting of Trotters, SoftWalk and H.S. Trask.

Product Design and Development

Our footwear product lines are primarily developed by our own designers. They interpret footwear trends, actively seek out retailer feedback and monitor major American markets in order to research and confirm such trends. The designers present concept styles that maintain each brand’s distinct personality from which samples are refined and produced. After the samples are evaluated, lines are modified further for presentation at each season’s shoe shows. We incurred product design and development costs of approximately $60,000 and $453,000 during the first six months of fiscal 2010 and in fiscal 2009, respectively.

Sourcing

Factories. Our footwear is produced by independent contract manufacturers located primarily in China. We do not own or operate any manufacturing facilities. We believe that the use of independent manufacturers increases our production flexibility and capacity while substantially reducing capital expenditures and avoiding the costs of managing a large production work force.

In an effort to ensure continuity of product quality and fit, as well as control of production costs, we use manufacturers that we have previous experience with when possible. We attempt to ensure that no one manufacturer is responsible for a disproportionate amount of our merchandise and allocate production between factories to achieve a balance between quality, cost and capability. We do not have any long-term contracts with any of our manufacturers; however, we have long-standing relationships with many of our manufacturers and believe our relationships to be good.

We monitor sales activity after initial introduction of a product to determine whether there is substantial demand for a style, thereby aiding us in our sourcing decisions. Styles that have substantial consumer appeal are highlighted in upcoming collections or offered as part of our periodic style offerings, while less popular styles can be discontinued after a limited production run. We analyze historical and current sales and market data from our wholesale account base to develop an internal product quantity forecast that allows us to manage our production and inventory levels. For those styles with high sell-through percentages, we maintain an in-stock position to minimize the time necessary to fill customer orders.

Production Oversight. To maintain product quality and consistency, we oversee the key steps of production from manufacturing of initial prototypes to final manufacturing runs. Monitoring of all production is performed by our in-house production team in the U.S., with closer inspection from our staff located in China. We believe this local presence allows us to negotiate supplier and manufacturer arrangements more effectively, decrease product turnaround time, manage quality control and ensure prompt delivery of finished footwear.

Quality Control. Quality control is an important and effective means of maintaining the high standards and reputation of our products. Our staff in China performs multiple inspection procedures at various stages of the production process. These include examining key raw materials prior to manufacture, samples and materials at various stages of production and final products prior to shipment. Our staff is often on site at each of our major manufacturers to oversee production.

Sales and Distribution

Trotters, SoftWalk and H.S. Trask products are sold by our own dedicated employee sales force that covers the U.S. market. We also sell Trotters and SoftWalk products in Canada through our wholly-owned Canadian subsidiary, which utilizes independent sales representatives.

During the first six months of fiscal 2010, our products were carried by approximately 670 customers in over 1,000 retail locations throughout the U.S. Our distribution channels include department stores, leading specialty and independent retail stores, mail order catalogues and internet retailers. We also operate our own direct to consumer internet retail business for all three brands. Ten significant customers represented approximately 44% and 45% of net sales from continuing operations in the first six months of fiscal 2010 and in fiscal 2009, respectively, including Zappos.com, which comprised 12% net sales in the first six months of fiscal 2010.

Consumer Direct

We believe our e-commerce web sites complement our existing wholesale business by increasing consumer awareness of our brands. Sales through our internet web sites represented approximately 5.0% and 6.5% of our net sales for fiscal 2009 and 2008, respectively. The products marketed through our web sites are sold at our suggested retail price, enabling us to maintain the full retail margins on in-line products. Our footwear can be purchased at www.softwalkshoes.com; www.trotters.com; and www.hstrask.com.

Marketing and Advertising

We advertise and promote our products through a variety of methods, including point of purchase displays, product packaging, print advertising and direct to consumer marketing. Additionally, we participate in the major industry tradeshows that are generally well-attended by our retail customers. These shows provide a platform for the unveiling of new products and are an important source of pre-season sales orders. We have not granted restricted or exclusive product sale arrangements.

Seasonality

Our footwear products are sold during two distinct selling seasons, Spring and Fall. We design and develop our new product introductions to coincide with this seasonality trend. Trotters and SoftWalk sales are approximately evenly split between these two seasons, while H.S. Trask is predominantly a fall line.

Backlog

As of October 15, 2010, our backlog was $8.9 million. We anticipate the majority of our existing backlog orders will be filled during the fourth quarter of fiscal 2010 and the first quarter of fiscal 2011. Backlog orders are subject to cancellation by customers and to changes in planned customer demand or at-once orders. The backlog at any one point in time is affected by a number of factors, including seasonality, retail conditions, expected consumer demand, product availability and the schedule for the manufacture and shipment of products. Accordingly, a comparison of backlog at a particular time may not be indicative of future results.

Competition

We face intense competition in the footwear industry from numerous domestic and foreign designers and marketers. Many of our competitors have greater financial, distribution or marketing resources than we do, as well as greater brand recognition. Important elements of competition in the footwear industry include:

•	anticipating and responding to changing consumer demands in a timely manner;

•	maintaining brand reputation and authenticity;

•	developing high quality products that appeal to consumers;

•	appropriately pricing products;

•	providing strong and effective product marketing support;

•	ensuring product availability; and

•	maintaining and effectively accessing our distribution channels.

Trotters primarily competes with the Naturalizer®, EasySpirit®, Munro America® and Ros Hommerson® brands, as well as with retailers’ private label footwear. SoftWalk primarily competes with the Sofft®, Born® and ECCO® brands. H.S. Trask primarily competes with the Cole-Haan®, Johnston Murphy® and Allen Edmonds® brands.

We believe that all of our brands are positioned to compete effectively in the footwear industry. By emphasizing traditional style, quality and fit, we believe these product lines will continue to maintain a loyal consumer following that is less susceptible to fluctuations due to changing fashions and changes in consumer preferences.

Trademarks, Patents and Licenses

We regard our proprietary rights as valuable assets and as important to our competitive advantage. Our trademarks which have been registered in the U.S. and a number of foreign countries include Trotters, SoftWalk, and H.S. Trask. Our SoftWalk brand contains a proprietary technology in the foot bed of the shoe, for which we own a patent in the U.S. We vigorously protect our intellectual property against infringement. We cannot be sure, however, that our activities do not, and will not, infringe on the proprietary rights of others.

Employees

As of October 2, 2010, we had 42 employees. None of our employees are unionized or covered by a collective bargaining agreement.

Description of Capital Stock

The following description of our capital stock and provisions of our Certificate of Incorporation and bylaws, each as amended, is only a summary. Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 and 500,000 shares of Preferred Stock, par value $0.01. As of                         , there were 8,191,191 shares of common stock and no shares of Preferred Stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the Board of Directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock may become subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which we may designate and issue in the future without further shareholder approval.

Background of the Stock Split

Our shares of Common Stock are currently listed for trading on the NYSE Amex. For the past several years, the market for Shares has not been very liquid and has been continuously characterized by extremely low average trading volume. Additionally, during 2007 and 2008, we experienced deteriorating market conditions which had an adverse effect on our financial results and condition. During this time our Board looked at strategic opportunities and other ways to enhance stockholder value.

As part of our efforts to address the Company’s financial condition and performance, we engaged in several transactions between 2007 and 2009 which restructured our business, including the divestitures of several of our divisions. Part of this process of was overseen by a Special Committee of independent outside directors our Board appointed in October 2008. Following the second set of these restructurings in 2009 after the Special Committee had completed its work, the committee was dissolved in April 2009. For more details on these transactions and the Special Committee’s work, see “Stock Split Proposal—Key Developments and Business Initiatives’ and “Past Contacts, Transactions, Negotiations and Agreements.”

Following these restructurings, we continued to experience difficult economic circumstances from, among other things, the continuing negative economic climate faced by small public companies generally, and our company in particular. During this period, we explored potential transactions that would include a sale of the Company, none of which progressed very far.

In June 2010, James Riedman, the Chairman of the Board, requested that outside counsel and Dennis Nelson, the Company’s CFO, analyze the advantages and disadvantages of public status considerations and the related alternatives to deregistration under the Exchange Act. Management was and continues to be focused on the cash position of Phoenix Footwear and maintaining the Company as a viable business entity. The costs associated with maintaining its status as a reporting company under the Exchange Act places pressures on the Company’s cash flow.

In the fall of 2010, the Board began to review voluntary delisting and deregistration in further detail. On September 21, 2010, the Board of Directors convened telephonically with outside counsel and Dennis Nelson, the Company’s CFO, participating in this deliberation. Messrs. Riedman and Nelson presented information regarding public status considerations, which included challenges currently faced by the Company, costs associated with being a reporting company, alternatives to the Stock Split, potential benefits and disadvantages of the Stock Split and related procedural matters.

The Board met again on October 5, 2010 to consider the proposal with outside counsel and Dennis Nelson, the Company’s CFO. After careful analysis and deliberation, the Board of Directors determined that the Company has not realized, and will not in the foreseeable future realize, the benefits normally presumed to result from being a publicly traded company, such as enhanced shareholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to the Company’s shares, the low market price of the Company’s shares and the continued downward pressure on the price of the Company’s shares. The Board also took into account the Company’s efforts to sell itself or one or more of its divisions in 2008, 2009, and 2010, and efforts during that time period and since then to return to profitability. After evaluating the Company’s operating cost structure and the cash flow pressures, the Board of Directors determined that the costs involved in remaining public, which were estimated at $450,000 in fiscal 2010 and are projected to be approximately the same or greater in fiscal 2011, will not result in material benefits to the shareholders.

Summary and Structure

The Board of Directors has unanimously authorized the Stock Split. In the Stock Split, (i) holders of record of fewer than 200 Shares will have their shares cancelled and will receive $0.75 in cash for each Share owned immediately prior to the Stock Split, and (ii) the holdings of each stockholder holding 200 or more Shares immediately before the effective time of the Stock Split will remain unchanged. The Stock Split will take effect on the Effective Date (the date the Delaware Secretary of State accepts for filing our articles of amendment to our Certificate). The proposed amendments to our Certificate are attached to this Proxy Statement as Exhibits A-1 and A-2 and are incorporated herein by reference.

Generally, the effect of the Stock Split can be illustrated by the following examples:

Hypothetical Scenario	Result
Stockholder A holds 199 Shares in a single record account and holds no other Shares.	Stockholder A’s 199 shares will be converted into the right to receive $149.25 in cash (199 x $0.75). If Stockholder A wanted to continue to be a stockholder after the Stock Split, he could purchase an additional Share far enough in advance of the Stock Split so that the purchase is complete by the Effective Date.

Stockholder B holds 199 Shares in a brokerage account and holds no other shares.	As a result of the Company’s election to treat all shares in “street name” as being held by one record holder, we do not anticipate that stockholders holding stock in street name, through a nominee (such as a bank or broker) after the stock splits will experience any change in their stock ownership. Stockholders holding stock in street name should contact the nominee to find out exactly how they will be treated as a result of the stock splits.

Hypothetical Scenario	Result
Stockholder C holds 201 Shares in a single record account and holds no other shares.	Stockholder C will continue to hold 201 Shares after the Stock Split. Stockholder C will not receive cash in lieu of receiving a fractional share following the Stock Split.

Stockholder D holds 100 shares in each of two separate record accounts for a total of 200 Shares. Stockholder D holds no other Shares.	After the Stock Split, Stockholder D will continue to holder 200 Shares after the Stock Split. A Stockholder holding in two separate record accounts will be combined for determining whether he will receive cash in lieu of fractional shares.

Stockholder E holds 100 Shares in a record account and 100 shares in a brokerage account. Stockholder E holds no other Shares.	Each of Stockholder E’s holdings will be treated separately. Stockholder E will receive $75.00 for the 100 Shares held in the record account before the Stock Split (100 x $0.75). As a result of the Company’s election to treat all shares in “street name” as being held by one record holder, we do not anticipate that stockholders holding stock in street name in the brokerage account will experience any change in their stock ownership over such shares. Stockholders holding stock in street name should contact the nominee to find out exactly how they will be treated as a result of the stock splits.

The Stock Split is considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to terminate the registration of Shares and suspend the Company’s filing and reporting obligations under the Exchange Act. In connection with the Stock Split, we and James Riedman, our Chairman, CEO and largest stockholder, have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Please see the section entitled “Available Information”.

The Board of Directors may elect to abandon the Stock Split at any time prior to the effective date, if in its discretion, the Board of Directors determines that the Stock Split is not in the best interests of the Company. Reasons the Board of Directors may withdraw the Stock Split proposal include: (1) a change in the nature of the Company’s stockholdings that (a) would prevent us from reducing the number of record holders below 300 as a result of the Stock Split, or (b) would reduce the number of record holders below 300 persons without effecting the Stock Split; (2) a change in the number of shares to be exchanged for cash in the Stock Split that would substantially increase the cost and expense of the Stock Split (as compared to what is currently anticipated); or (3) any adverse change in our financial condition that would render the Stock Split inadvisable. Please see the section entitled “Stock Split Proposal—Termination of Stock Split.”

Recommendation of the Board of Directors

The Board of Directors has unanimously determined that the Stock Split is in the best interests of the Company and its stockholders and is fair to the Company’s stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK SPLIT.

In addition, each member of the Board of Directors and the executive officers of the Company have advised the Company that he or she will vote his or her shares as well as the shares with respect to which they have or share voting power in favor of the Stock Split.

Description and Interest of Certain Persons in Matters to be Acted Upon

Directors and Executive Officers

All directors and executive officers may be reached by contacting the Company, located at 5840 El Camino Real, Suite 106, Carlsbad, California 92008, telephone number (760) 602-9688.

The following tables and text set forth certain information concerning members of the Board of Directors of the Company and its executive officers. All of the ages are as of the Record Date. All of the Company’s directors and executive officers are citizens of the United States.

The following table sets forth the names and ages of the directors and executive officers of the Company and certain additional information:

Name	Age	Position
James R. Riedman	51	Chairman of the Board, Chief Executive Officer, and President
Steven M. DePerrior	51	Director(1)
Gregory M. Harden	54	Director(1)
John C. Kratzer	47	Director(1)
Frederick R. Port	69	Director(1)
Wilhelm Pfander	72	Director(1)
Kevin G. Wulff	59	Director(1)
Dennis T. Nelson	37	Chief Financial Officer, Treasurer and Secretary
Robby L. Carter	40	Executive Vice-President

(1)	Indicates that the director is “independent” within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Executive officers are appointed by the Board of Directors and, subject to the terms of their employment agreements, serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. The term of the current directors continues until the next annual meeting of shareholders to be held in 2011.

Set forth below are the names and ages of the current members of our Board, as well as background information relating to each individual’s business experience, qualifications, attributes and skills and why our Board of Directors and Nominating and Governance Committee believe each individual is a valuable member of our Board of Directors.

Mr. Riedman has served on our Board of Directors since 1993 and has been Chairman of our Board of Directors since 1996. He served as our Chief Executive Officer from 1996 to 2004, May 2006 to April 2007 and September 2010 to the present. Mr. Riedman is also a director of Harris Interactive Inc., a leading market research firm (NASDQ: HPOL).

The Nominating and Governance Committee and the Board of Directors believe that Mr. Riedman’s qualifications to sit on our Board include his business acumen and financial knowledge, and his deep understanding of the Company and its operations derived from nine years as our Chief Executive Officer and 17 years serving on our Board, including 14 years as our Chairman.

Mr. DePerrior has served on our Board of Directors since 1996. For more than the past five years, Mr. DePerrior has been employed with First Niagara Benefits Business Consulting (formerly the Burke Group), an employee benefits administration and compensation consulting firm with a principal address of 777 Canal View Blvd Suite 100, Rochester New York, New York 14623, which provides services to us, as a record keeper. From 1997 until its sale in 2001, Mr. DePerrior was a principal in the Burke Group.

The Nominating and Governance Committee and the Board of Directors believe that Mr. DePerrior’s qualifications to sit on our Board include his business acumen and financial knowledge and extensive experience in human resource consulting, executive compensation and strategic planning.

Mr. Harden has served on our Board of Directors since 1996. For more than the past five years he has served as President and Chief Executive Officer of Harden Furniture Co., Inc., a furniture manufacturer with a principal address of 8550 Mill Pond Way, McConnellsville, New York 13401-1844.

The Nominating and Governance Committee and the Board of Directors believe that Mr. Harden’s qualifications to sit on our Board include his business acumen and financial knowledge and extensive executive experience in manufacturing, international sourcing, retail and strategic planning. Our Board of Directors has determined that Mr. Harden is an audit committee financial expert.

Mr. Kratzer has served on our Board of Directors since 2003. He has been President and Chief Executive Officer of JMI Realty, Inc., a vertically-integrated private real estate investment and development company based in Austin, Texas and San Diego, California, since 1998 with a principal address of 111 Congress Ave, Suite 2600, Austin, Texas, 78701. Prior to that (from 1995 to 1997), he was founder and Chief Operating Officer of Homegate Hospitality, Inc., a publicly traded company that ultimately merged with Prime Hospitality (NYSE: PDQ), where he directed operations for the development and construction of hotel properties.

The Nominating and Governance Committee and the Board of Directors believe that Mr. Kratzer’s qualifications to sit on our Board include his business acumen and financial knowledge and extensive executive experience in corporate finance and financial reporting, including public company management and oversight.

Mr. Pfander has served on our Board of Directors since 2000 and was Senior Vice President—Sourcing and Development from 2000 until his retirement in 2006. For more than six years prior to that, he was Vice President—Manufacturing and Product Development at Penobscot Shoe Company which we acquired in 2000.

The Nominating and Governance Committee and the Board of Directors believe that Mr. Pfander’s qualifications to sit on our Board include his over 50 years experience in the footwear industry and broad knowledge of our business derived from 12 years of senior leadership positions with our Company in product development, sourcing and manufacturing.

Mr. Port has served on our Board of Directors since 2004. Mr. Port has served in a variety of senior management positions involving start up and maturing companies, global and domestic, with emphasis on strategy, transition management, acquisition and integration, executive organization and recruiting. From 1995 to 2000, he served as a director of Callaway Golf (NYSE: ELY) and as President of Callaway Golf International. Prior to that (from 1993 to 1995) he was Managing Director of Korn/Ferry International and President (from 1987 to 1992) of the Owl Companies, a private multiple-industry, holding company.

The Nominating and Governance Committee and the Board of Directors believe that Mr. Port’s qualifications to sit on our Board include his extensive executive experience and strategic planning, as well as the knowledge, perspective and corporate governance expertise derived from his experience on the boards and board committees of other companies.

Mr. Wulff has served on our Board of Directors since August 2010. Mr. Wulff has more than 15 years of experience in leadership roles at companies in the sports and consumer goods industry. Since August 2010, he has served as Chief Operating Officer for Asics America with a principal address of 29 Parker, Suite 100 Irvine, California 92618. Since February 2010, he has served as a consultant to Symphony Holdings Limited, a Hong Kong Exchange listed company principally engaged in the manufacturing, distribution and licensing of branded footwear and apparel. Mr. Wulff is also a director of Volcom Inc., an innovative designer, marketer and distributor of premium quality young men’s and women’s clothing, accessories and related products

(NASDQ:VLCM). He held the positions of President and Chief Executive Officer of Pony International, LLC from March 2007 to February 2010 and American Sporting Goods from March 2005 to March 2007.

Mr. Nelson has served as our Chief Financial Officer, Treasurer and Secretary since February 2009. From June 2008 until February 2009, Mr. Nelson served as our Controller. For more than five years prior to June 2008, Mr. Nelson served as the Director of Finance for TaylorMade-adidas Golf Company.

Mr. Carter has served as our Executive Vice-President of Sales since October, 2010 and prior to that as Vice-President of Sales since February, 2009. Before joining Phoenix Footwear, Mr. Carter served as VP of Sales for Privo by Clarks. Mr. Carter has more than 24 years of shoe business experience in both retail and wholesale. Over the past 15 years, Mr. Carter has served in leadership roles for Clarks Companies, NA and Skechers USA (Manhattan Beach, CA). Beginning in 1998, Mr. Carter held the title of Key Account Director for Clarks. In 2001, Mr. Carter joined Skechers USA, also in an executive sales role. In 2004, Mr. Carter returned to Clarks with oversight responsibility for the sales and distribution of Privo in North America.

None of these persons were convicted in a criminal proceeding during the past five years. Additionally, none of these persons were a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Employment Agreement with James Riedman

On September 17, 2010, James R. Riedman was elected as President and Chief Executive Officer, to fill the vacancy left by the resignation of Russell Hall. Mr. Riedman will continue under the current employment contract dated August 6, 2008, which was amended September 17, 2010 to reflect his election as President and Chief Executive Officer. The agreement provides for an annual base salary of $325,000, which is subject to increase upon annual review, and participation in executive bonus plans as may be established. The agreement also provides for confidentiality, employee non-solicitation, customer non-solicitation and non-compete covenants that extend for 18 months after the termination of his employment. The agreement renews automatically for one year terms unless either party gives thirty (30) day written notice of their intent not to renew.

Under the agreement, if we terminate his employment other than for cause, death or disability, we are obligated to pay him as non-compete payments an amount equal to his salary and benefits for 18 months, payable under the same terms as provided while he was an employee. “For cause” is defined in the agreement and includes: (i) refusal to comply with lawful written instructions of the Board of Directors regarding specific actions; (ii) engagement in an act of dishonesty or falsification or any transaction involving material conflict of interest which was not disclosed to and approved by our Board of Directors; (iii) use of illegal narcotics; (iv) engagement in theft, embezzlement, fraud, misappropriation of funds, or other act involving moral turpitude; or (v) engagement in any violation of law relating to employment by us.

The employment agreement also provides that if Mr. Riedman’s employment is terminated by us without cause in connection with a “change of control,” we would be obligated to make a single lump-sum payment an amount equal to 18 months of his salary and benefits for his non-compete covenant, 18 months of his salary then in effect and pro rated amount of any unpaid bonus provided for in any bonus program. Additionally, under his performance-based deferred stock award agreement, the shares of common stock under the agreement immediately vest in connection with a change in control. Under his employment agreement, if any of the severance payments would constitute an “excess parachute payment” as defined in Internal Revenue Code Section 280G, the severance payments shall be increased by an amount equal to all applicable excise taxes.

Share Ownership of Directors, Executive Officers, and Owners of 5% or More of the Shares

The following tables show the number of Shares beneficially owned by directors, executive officers, beneficially owned by directors and executive officers as a group, and owned by persons known to the Company to beneficially own more than five percent of the outstanding Shares as of the Record Date and their respective anticipated ownership percentages after the Stock Split, including shares with underlying options which can be exercised within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)	Percent of Class
Executive Officers, Former Executive Officers and Directors
James R. Riedman(4)	2,347,982	27.4%
Dennis T. Nelson	—	*
Robby L. Carter	—	*
Steven M. DePerrior(5)	303,861	3.7%
Gregory M. Harden(6)	74,798	*
John C. Kratzer	45,000	*
Frederick R. Port(7)	35,700	*
Wilhelm Pfander(8)	31,215	*
Kevin G. Wulff	—	*
All current directors and current executive officers as a group (9 persons)	2,593,593	29.7%
Retirement Plan Committee of the Phoenix Footwear Group, Inc. Retirement Savings Partnership Plan(9)	244,963	3%
Beneficial Owners of 5% or More
Greenwood Investments, Inc. and Steven Tannenbaum(10)	1,462,050	17.8%
WEDBUSH, Inc., Edward W. Wedbush and Wedbush Securities, Inc.(11)	768,415	9.4%
Riedman Corporation(12)	532,710	6.4%
Dimensional Fund Advisors LP(13)	456,223	5.6%

*	Less than 1% of our outstanding common stock.
(1)

Unless otherwise noted, and subject to applicable community property laws, each person has sole voting and dispositive power with respect to all shares of common stock beneficially shown as owned by that person.

(2)	Includes shares issuable upon the exercise of outstanding stock options as follows:

James R. Riedman	227,564
Steven M. DePerrior	52,898
Gregory M. Harden	52,898
John C. Kratzer	40,000
Frederick R. Port	30,000
All current directors and executive officers as a group (5 persons)	403,360
Riedman Corporation	150,000

(3)	Includes the following shares held in such person’s account under our 401(k) Plan over which, by the terms of the plan, each has investment control, but not voting control:

James R. Riedman	17,039
Dennis T. Nelson	—
Robby L. Carter	—

(4)

Includes 443,808 shares owned directly or indirectly through CE Capital, LLC, an affiliated entity, and the following shares and shares issuable upon exercise of outstanding stock options of which Mr. Riedman disclaims beneficial ownership: 382,710 shares and 150,000 stock options beneficially owned by Riedman Corporation, of which Mr. Riedman is a director and a shareholder; 87,337 shares owned by his children;

and 227,924 shares held by our 401(k) Plan, not including those shares allocated to his account. Mr. Riedman is a member of the Board’s Retirement Plan Committee, which serves as fiduciary for our 401(k) Plan, and through that committee he shares voting control over such shares.

(5)

Includes 244,963 shares held by our 401(k) Plan. Mr. DePerrior is a member of the Board’s Retirement Plan Committee, which serves as fiduciary for our 401(k) Plan, and through that committee he shares voting control over such shares.

(6)	Includes 2,900 shares held by the David E. Harden Family Trust dated December 2, 1992, of which Mr. Harden serves as trustee.
(7)	Includes 700 shares held by the Frederick and Linda Port Family Trust dated February 23, 2000, of which Mr. Port serves as trustee.
(8)	Shares held by the Ilse Pfander Revocable Trust U/A dated December 23, 2005, of which Mr. Pfander serves as trustee.
(9)

The members of the Board’s Retirement Plan Committee, which serves as fiduciary for our 401(k) plan, share voting control over these shares. The plan’s mailing address is c/o Phoenix Footwear Group, Inc., 5840 El Camino Real, Suite 106, Carlsbad, California 92008.

(10)

Based solely on a Schedule 13G, as amended, dated November 19, 2009, jointly filed with the SEC by Steven Tannenbaum, Greenwood Investments, Inc. (the “General Partner”), Greenwood Capital Limited Partnership (“Capital”) and Greenwood Investors Limited Partnership (“Investors”), 222 Berkeley Street, 17th Floor, Boston, MA 02116, are the beneficial owners of 1,462,050 shares. Mr. Tannenbaum is the President of the General Partner, which is the sole general partner of each of Capital and Investors. The beneficial ownership of each reporting person is as follows: (i) Capital beneficially owns 740,500 shares of common stock; (ii) Investors beneficially owns 721,550 shares of common stock; and (iii) each of the General Partner, as the sole general partner of each of Capital and Investors, and Mr. Tannenbaum, as the president of the General Partner, beneficially owns 1,462,050 shares of common stock. Each of Capital and Investors has the power to vote and dispose of their shares reported on the 13G beneficially owned by such entity (as described above). The General Partner, as the sole general partner of each of Capital and Investors, has the authority to vote and dispose of all of the shares reported on the 13G. Mr. Tannenbaum, by virtue of his position as president of the General Partner, has the authority to vote and dispose of all of the shares reported on the 13G.

(11)

Based on a Schedule 13G, as amended, dated February 17, 2010, WEDBUSH, Inc. (“WI”), Edward W. Wedbush (“EWW”) and Wedbush Securities, Inc. (“WS”), 1000 Wilshire Boulevard, Los Angeles, California 90017, are the beneficial owners of 768,415 shares. EWW is the Chairman of WI. EWW owns a majority of the outstanding shares of WI. EWW is the President of WMS. WI owns all of the shares of WS. WI has sole power to vote and dispose of 66,427 shares. EWW has sole power to vote and dispose of 72,823 shares. WS has sole power to vote and dispose of 629,165 shares. WI, EWW and WS have shared power to vote and dispose of 768,415 shares. EWW specifically disclaimed beneficial ownership of any shares reported on the schedule 13G.

(12)

The principal business address for Riedman Corporation, a New York corporation, is c/o Phoenix Footwear Group, Inc. at 5840 El Camino Real, Suite 106, Carlsbad, CA 92008. James R. Riedman and John R. Riedman, as directors of Riedman Corporation, share voting and dipositive power over shares beneficially owned by Riedman Corporation.

(13)

Based solely on a Schedule 13G, as amended, dated February 8, 2010, Dimensional Fund Advisors LP (“Dimensional”), Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746, is the beneficial owner of 456,223 shares. Dimensional has sole power to vote 456,223 shares and sole power to dispose of 456,223 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Dimensional disclaimed beneficial ownership of the shares in the Schedule 13G.

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences relevant to holders of Shares subject to the Stock Split. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.

This summary deals only with beneficial owners of Shares who hold such shares as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain U.S. expatriates or former long-term residents of the United States, taxpayers subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, real estate investment trusts, regulated investment companies, persons that hold Shares as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar or Non-U.S. holders (as defined below), except to the extent described below. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or applicable state, local or foreign tax laws.

As used herein, a “U.S. Holder,” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if either (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions or (b) it has a valid election in effect to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Shares through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. INVESTORS CONSIDERING THE STOCK SPLIT SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Characterization of the Stock Split for the Company Stockholders Not Receiving Cash. If you receive no cash as a result of the Stock Split, you will not recognize any gain or loss on the Stock Split, and you will have the same adjusted tax basis and holding period in your Shares as you had in such shares immediately prior to the Stock Split.

Characterization of the Exchange of Shares for Cash. If you receive cash in exchange for Shares as a result of the Stock Split, this will be a taxable transaction for U.S. federal income tax purposes. Under the stock redemption rules of Section 302 of the Code, this exchange of fractional shares for cash will be treated as a “sale or exchange” of the shares if the exchange: (a) results in a “complete redemption” of the stockholder’s stock in us, (b) is “substantially disproportionate” with respect to the stockholder, or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. If none of these three tests (referred to as the Section 302 tests) is met, such exchange will be treated as a distribution, in which case the distribution may be taxable as a dividend to the extent of current year earnings and profits. Each of the Section 302 tests is described in more detail below.

Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares which the stockholder has the right to acquire by the exercise of an option or warrant or by conversion or exchange of a security. A stockholder generally will also be considered to own any shares that are owned (and, in some cases, constructively owned) by some members of the stockholder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which the stockholder, a member of the stockholder’s family or a related entity has an interest.

Treatment as a Sale or Exchange. If any of the Section 302 tests is satisfied with respect to a stockholder, and the exchange is therefore treated as a “sale or exchange” of the Shares for United States federal income tax purposes, the stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder’s tax basis in the exchanged Shares. Gain or loss must be calculated separately with respect to each block of shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of capital losses.

Treatment as a Dividend. If none of the Section 302 tests is satisfied with respect to a stockholder, the stockholder will be treated as having received a distribution in an amount equal to the amount of cash received by the stockholder. If we have current year earnings and profits for tax purposes, the distribution will be taxable as a dividend to the extent of our available current year earnings and profits and any cash received in excess of our available current year earnings and profits will be treated first as a non-taxable return of capital to the extent of the stockholder’s basis and, thereafter, as a capital gain. For certain U.S. individual stockholders, dividend income is currently taxed for federal income tax purposes at the same rate as net long-term capital gain. To the extent that the exchange of shares for cash in connection with the Stock Split is treated as the receipt by the stockholder of a dividend, the stockholder’s tax basis in the shares exchanged will be added to the tax basis of any shares retained by such stockholder.

Special Rules for Corporate Stockholders. A corporate stockholder that does not satisfy any of the Section 302 tests and that is treated as receiving a dividend as a result of exchanging shares for cash in connection with the Stock Split may be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations. In addition, since not all stockholders will be exchanging the same proportionate interest in their shares, any amount received by a corporate stockholder that is treated as a dividend will constitute an “extraordinary dividend” under Section 1059 of the Code, which will result in the reduction of tax basis in the stockholder’s shares or in gain recognition. Corporate stockholders should consult their tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

Section 302 Tests. One of the following tests must be satisfied with respect to a stockholder in order for the exchange of shares by such stockholder for cash pursuant to the Stock Split to be treated as a sale or exchange for U.S. federal income tax purposes:

•

Complete Termination. An exchange of shares for cash in connection with the Stock Split will result in a “complete termination” of a stockholder’s interest in us if, in connection with the Stock Split, either (i) all of the shares actually and constructively owned by the stockholder are exchanged for cash, or (ii) all of the shares actually owned by the stockholder are exchanged for cash and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Stockholders in this position should consult their tax advisors as to the availability of, and procedures and conditions for electing, this waiver.

•

Substantially Disproportionate. The exchange of shares for cash in connection with the Stock Split will be “substantially disproportionate” with respect to a stockholder if, among other things, after the exchange (i.e., treating all shares exchanged for cash in connection with the Stock Split as no longer outstanding shares), (i) the stockholder’s percentage ownership of voting shares is less than 80% of the stockholder’s percentage ownership of voting shares before the exchange of shares for cash in connection with the Stock Split (i.e., treating all shares exchanged for cash in connection with the Stock Split as outstanding shares) and (ii) the stockholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the exchange. For the purpose of these percentage ownership tests, a stockholder will be considered as owning shares owned directly as well as indirectly through application of the constructive ownership rules described above.

•

Not Essentially Equivalent to a Dividend. In order for the exchange of shares by a stockholder in connection with the Stock Split to qualify as “not essentially equivalent to a dividend,” the stockholder must experience a “meaningful reduction” in his proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules. Whether the sale by a stockholder pursuant to the offer will result in a “meaningful reduction” of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Stockholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Each stockholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Non-U.S. Holders. The United States federal income tax rules governing Non-U.S. Holders are complex and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders. All Non-U.S. Holders should consult their own tax advisors regarding the United States federal, state and local tax consequences, including tax reporting requirements, of the exchange of shares for cash in connection with the Stock Split. As described in “Material United States Federal Income Tax Consequences—Federal Income Tax Withholding” below, the depositary will withhold 30% of any gross payments made to a Non-U.S. Holder pursuant to the Stock Split unless a reduced rate of withholding or an exemption from withholding is applicable.

If a Non-U.S. Holder’s exchange of shares for cash in connection with the Stock Split is characterized as a sale or exchange, rather than as a dividend, the stockholder generally will not be subject to United States federal income tax on such exchange unless:

(i)	in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

(ii)	the gain is effectively connected with a United States trade or business or, if certain tax treaties apply, the gain is attributable to a permanent establishment maintained by the stockholder in the United States.

If exception (i) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition of the shares. If exception (ii) applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a United States person, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

If a Non-U.S. Holder is not subject to United States federal income tax, the stockholder may be entitled to a refund of the tax withheld by the depositary. Non-U.S. Holders should consult their own tax advisors regarding the possibility of obtaining a refund.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as capital gain will be determined in the manner described above (See “Material United States Federal Income Tax Consequences—Treatment as a Dividend”).

Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 28% of the gross payments payable in connection with the exchange of shares for cash pursuant to the Stock Split, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must provide the depositary with the stockholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. If a stockholder properly certifies that such stockholder is awaiting a taxpayer identification number, 28% of any payment during the 60-day period following the date of the Substitute Form W-9 will be retained by the depositary and, if the stockholder properly furnishes his or her taxpayer identification number within that 60-day period, the depositary will remit the amount retained to such stockholder and will not withhold amounts from future payments under the backup withholding rules. If the stockholder does not properly furnish his or her taxpayer identification number within that 60-day period, the amount retained will be remitted to the IRS as backup withholding and backup withholding will apply to future payments.

The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the depositary and we determine that an exemption is available. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming a reduction in or exemption from such tax under the applicable income tax treaty provides through the third party withholding agent a properly completed IRS Form W-8BEN (or suitable successor form claiming the benefit of the applicable tax treaty). Alternatively, an exemption applies if the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or suitable successor or substitute form).

Information Reporting. Proxy Statements will be provided to stockholders whose shares are exchanged for cash in connection with the Stock Split and to the IRS, reporting the payment of the total purchase price (except with respect to stockholders that are exempt from the information reporting rules, such as corporations).

Unavailability of Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware Law to holders of Shares who do not vote in favor of the Reverse Stock Split.

Accounting Treatment

On the Effective Date of the Stock Split, the Company will pay cash to the Cashed-Out Holders. The Company anticipates accounting for the repurchased shares as treasury stock. The earnings/loss per share of common stock and book value per share of common stock will increase slightly as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any material accounting consequence would arise as a result of the Stock Split.

Share Certificates

We have engaged the Exchange Agent to carry out the exchange of share certificates held by Cashed-Out Holders for cash. On the Effective Date, all share certificates evidencing ownership of Shares held by Cashed-Out Holders shall be deemed cancelled without further action by either the Cashed-Out Holders or the Company. Thereafter, such certificates, rather than representing an ownership interest in the Company, will represent only the right to receive cash in the amount of $0.75 per Share upon their surrender. The shares acquired by the Company in connection with the Stock Split will be returned to the status of authorized but unissued shares.

The Exchange Agent will furnish to you the necessary materials and instructions to surrender your Share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how the certificates are to be surrendered for either cash or a new certificate. You must complete and sign the letter of transmittal and return it with your certificate(s) to the Exchange Agent as instructed before you can receive the cash payment or new certificate(s). DO NOT SEND YOUR CERTIFICATES TO US AND DO NOT SEND THEM TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER AND FOLLOWED THE INSTRUCTIONS THEREIN.

No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. The Company will pay all administrative expenses of the Stock Split.

Unclaimed Property Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed-Out Holders who do not return their share certificates and request payment of the Cash-Out Price following the Stock Split generally will have a period of time from the Effective Date in which to claim from the Company the cash payment to which they are entitled. States may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it, or (ii) escheat of such property to the state. The “holding period” or the time period which must elapse before the property is deemed to be abandoned may vary by state. If we do not have an address for the holder of record of the shares, then unclaimed cash out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for completion of the Stock Split, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

Source of Funds

We expect that the consideration to be paid to the Cashed-Out Holders and the costs of the transaction will be paid from cash on hand.

Termination of Stock Split

Under applicable Delaware Law, the Board of Directors has a duty to act in the best interest of the Company’s stockholders. Accordingly, the Board of Directors reserves the right to abandon the Stock Split, if for any reason the Board of Directors determines that, in the best interest of the Company’s stockholders, it is not advisable to proceed with the Stock Split, even assuming the stockholders approve the transaction at the Special Meeting. Although the Board of Directors presently believes that the Stock Split is in the Company’s best interests and has recommended a vote for the Stock Split, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change such that it might not be appropriate or desirable to effect the Stock Split at that time. Such reasons include, but are not limited to:

•

Any change in the nature of the Company’s stockholdings prior to the Effective Date which would result in us being unable to reduce the number of record holders of Shares to below 300 as a result of the Stock Split;

•	Any change in the number of our record holders that would enable us to deregister the Shares under the Exchange Act without effecting the Stock Split;

•

Any change in the number of Shares that will be exchanged for cash in connection with the Stock Split that would increase the cost and expense of the Stock Split from that which is currently anticipated; or

•	Any adverse change in our financial condition that would render the Stock Split inadvisable.

If the Board of Directors decides to terminate the Stock Split, the Board of Directors will promptly notify our stockholders of the decision by mail.

VOTING INFORMATION

All Shares represented by properly executed proxies received and not revoked will be voted in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted “FOR” the approval of the Stock Split. You may receive more than one proxy card depending on how your Shares are held. For example, you may hold some of your Shares individually, some jointly with your spouse and some in trust for your children—in which case you will receive three separate proxy cards to vote.

Internet Access to Proxy Materials

Copies of this Proxy Statement are available on the internet at www.envisionreports.com/pxg. Stockholders can elect to receive future proxy statements over the internet rather than in printed form. Stockholders of record can make this election by calling toll-free to [PHONE NUMBER] or sending an e-mail to [E-MAIL]. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the internet.

Revoking Your Proxy

A proxy given pursuant to this solicitation may be revoked at any time prior to its use, by an in person vote by ballot at the special meeting, by execution of a later-dated proxy, or by submission of a written, signed and dated notice of revocation to the Secretary of Phoenix Footwear to its office at the above address prior to or at the special meeting that clearly states that the proxy previously given is no longer effective. Beneficial owners of the shares may submit new voting instructions by contacting their bank, broker or other holder of record. If beneficial owners wish to vote their shares at the special meeting, they must obtain a valid proxy from their broker, bank or other holder of record and present it to the inspector of election with their ballot at the meeting.

Record Date

Only the Company stockholders of record at the close of business on the Record Date,                     , 2010 are entitled to vote at the Special Meeting. Each stockholder will be entitled to cast one vote for each Share then owned, voting together as a single voting group. According to the Company’s records, as of the Record Date, there were 8,191,191 votes entitled to be cast.

Required Vote

Under Delaware Law, the affirmative vote of at least a majority of stockholders is required to approve the Stock Split. The executive officers and directors of the Company, who together own or vote approximately 25% of the voting power of the Shares outstanding and entitled to vote, have indicated they will vote in favor of the Stock Split. Stockholders holding Shares in “street name” should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Stock Split is a “non-discretionary” item, meaning that nominees cannot vote Shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.” Because the affirmative vote of a majority of Shares is necessary to approve the Stock Split, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Stock Split.

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT YOUR SHARES CAN BE VOTED AS YOU WISH.

Solicitation and Costs

The enclosed proxy is solicited on behalf of the Board of Directors. In addition, proxies may be solicited by the directors, officers and other employees of the Company, in person or by telephone, telegraph, mail, facsimile or electronic mail. The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and all other costs of the Board of Directors’ solicitation of proxies. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding Shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such Shares, and we will reimburse them for their reasonable expenses.

We estimate that the repurchase of fractional Shares in connection with the Stock Split and payment of associated expenses will cost approximately $6,000 and will reduce the number of record holders of the Company’s shares from approximately 316 to approximately 194. The Stock Split will not have a material effect on our aggregate shareholders’ equity or net book value because the number of shares being cashed out in the Stock Split represents only approximately 0.1% of our outstanding common stock.

We intend to finance the Stock Split by using the Company’s working capital. It is not expected that the payment with respect to the Stock Split or the associated expenses described below will have a materially adverse effect on the Company’s capital adequacy, liquidity, results of operations or cash flow.

Based on information we have received as of October 15, 2010 from our transfer agent, Computershare Investor Services, as to holdings of our record holders, as well our estimates of other transaction expenses, we believe that the total cash requirement of the transaction to the Company will be approximately $36,000. This amount includes approximately $6,000 needed to pay the Cashed-Out Holders (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the transaction as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, and the number of street name shares that are actually cashed out in the transaction), and approximately $30,000 of legal, transfer agent and printing costs to effect the transaction as follows:

Legal Fees	$20,000
Transfer Agent Fees and Printing costs	10,000

Total Expenses	$30,000

VOTING SECURITIES

Market Price of Common Stock

The Company’s shares trade on the NYSE Amex under the ticker symbol PXG. On the Record Date, the last reported sale price for our common stock on the NYSE Amex was $             per share.

The following table reports, for the periods indicated, the high and low closing bid prices per share for our common stock as reported by NYSE Amex. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transaction prices.

Period	High	Low
2010
Third Quarter (through October 2, 2010)	$0.43	$0.30
Second Quarter	$0.69	$0.37
First Quarter	$0.68	$0.41

2009 – year ended January 2, 2010
Fourth Quarter	$0.50	$0.26
Third Quarter	$0.63	$0.43
Second Quarter	$0.61	$0.15
First Quarter	$0.45	$0.11

2008 – year ended January 3, 2009
Fourth Quarter	$0.99	$0.24
Third Quarter	$1.58	$1.00
Second Quarter	$1.95	$1.43
First Quarter	$2.28	$1.36

Dividends

We do not pay cash dividends on our capital stock. We do not anticipate paying cash dividends in the foreseeable future. We currently anticipate that we will retain all future earnings for use in servicing our current debt and funding the expansion of our business and general corporate purposes. In addition, our revolving credit facility restricts our ability to declare or pay dividends without the lender’s proxy. Any future determination as to the payment of dividends will be subject to applicable limitations, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our board of directors.

Stockholders

As of the Record Date there were approximately 316 holders of record of our common stock.

Stock Purchases

The Company has not purchased any of its Shares within the past two years. James R. Riedman has not purchased any of the common stock of the Company in the past two years.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Our shares of common stock are currently listed for trading on the NYSE Amex. For the past several years, the market for Shares has not been very liquid and has been continuously characterized by extremely low average trading volume. Additionally, during 2007 and 2008, we experienced deteriorating market conditions which had an adverse effect on our financial results and condition. During this time our Board looked at strategic opportunities and other ways to enhance stockholder value.

As part of our efforts to address the Company’s financial condition and performance, we engaged in several transactions between 2007 and 2009 which restructured our business, including the divestitures of several of our divisions. In July 2007, we exited the apparel business by selling our Royal Robbins subsidiary to Kellwood Company, an unaffiliated third party. In December 2007, we exited the military boot market through the sale of our Altama subsidiary to Tactical Holdings, Inc., an unaffiliated third party.

In 2008 and 2009 our Board continued to look at ways to enhance value to stockholders. In October 2008, our Board of Directors formed a Special Committee of independent outside directors to consider strategic opportunities, including proposals for the purchase of the Company or one or more of its divisions, in an effort to enhance stockholder value. The Special Committee was authorized to negotiate on behalf of the Board of Directors and to consider, pursue and accept or reject any proposals received, subject to required stockholder approval. The Special Committee was comprised of independent non-employee directors Steven DePerrior, Gregory Harden, John Kratzer and Fred Port. The Committee retained BB&T Capital Markets, or BB&T, as its independent financial advisor to assist it in its work. The Committee also retained independent legal counsel. The Special Committee was formed after James R. Riedman, our Chairman of the Board and largest stockholder, at that time expressed an interest to the Board in forming a group to make a proposal to purchase the Company or one or more of its divisions.

As part of this process, BB&T engaged in marketing efforts on behalf of the Company to parties interested in acquiring the Company or one or more of its divisions. They initiated contact on behalf of the Company with third parties regarding potential transactions and received several indications of interest. In January 2009, the Company’s then CEO, Cathy Taylor informed that Company that she was also looking to form a group to acquire the Company’s footwear business. By February 2009 the Company had not received any firm acquisition offer although BB&T was continuing to speak with potential unaffiliated third party acquirers in its marketing efforts.

The Special Committee met eight times between October 2008 and April 2009. After evaluating available opportunities, in February 2009 the Special Committee directed management to focus on ways to return the Company to profitability and reduce or eliminate bank debt. Following this directive the Company proceeded with the following actions. First, the Company restructured its operations, eliminating 17 positions for an annual cost savings of approximately $2.5 million. These actions included, Cathy Taylor and Doug Ford stepping down from their positions as CEO and Director, and CFO, respectively. Next, also in February 2009, the Tommy Bahama license agreements were terminated, we entered into an agreement with licensor Tommy Bahama Group, Inc., to sell off our remaining Tommy Bahama inventory and we began to wind down the Tommy Bahama footwear business. Then, in April 2009, we entered into an agreement to sell our Chambers Belt Company accessories business to Tandy Brands Accessories, Inc.

Following the Chambers’ agreement in April 2009, the Special Committee directed BB&T to suspend its efforts in selling the remaining footwear businesses. The Special Committee had completed its work and was dissolved. The sale of the Chambers’ accessories business was completed in July 2009. Neither Mr. Riedman nor Ms. Taylor, or any persons or groups affiliated with them made any firm offers to the Special Committee or otherwise to the Board during this time. Following dissolution of the Special Committee, no further discussions were held with either person or their affiliates regarding any acquisition proposals by them.

The Company is currently seeking alternatives to the current operating structure in Canada in order to increase profitability. The Company may sell or dissolve its Canadian subsidiary prior to the end of fiscal 2010.

The Company is not aware of any other arrangements that may result in a change in control of the Company. Other than as stated in this Proxy Statement, presently, neither we nor our management have any present plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the policy, indebtedness or capitalization of the Company (iii) any change in the management of the Company or change to any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s structure or business. Additionally, there is always the possibility, however, that we may enter into an arrangement or transaction that would result in the change in control of the Company in the future, including but not limited to (A) entering into a merger or acquisition transaction, (B) making a public or private offering of our shares, or (C) entering into any other arrangement, agreement or transaction we may deem advisable. We will disclose the terms of such a transaction at the appropriate time upon the advice of counsel.

FINANCIAL INFORMATION

Summary Historical Financial Information

The Company’s summary historical financial information for the years ended January 2, 2010 and January 3, 2009 and as of and for the six months ended July 3, 2010, which should be read in conjunction with the consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations, contained in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010, filed March 31, 2010 (the “2009 10-K”), and Quarterly Report on Form 10-Q for the three and six months ended July 3, 2010, filed August 12, 2010 (the “Q2 2010 10-Q”), is hereby incorporated by reference.

The Company’s ratio of earnings to fixed charges, computed in a manner consistent with Item 503(d) of Regulation S-K, for the two most recent fiscal years and as of July 3, 2010:

(In thousands)

	July 3, 2010 (6 mo)	Fiscal year ended January 2, 2010	Fiscal year ended January 3, 2009
Earnings:
Net loss	$(1,779)	$(7,278)	$(8,194)
Fixed charges	242	780	1,050

Total Earnings	$(1,537)	$(6,498)	$(7,144)

Fixed Charges:
Interest expense	136	570	862
Portion of rent expense representative of interest	106	210	188

Total Fixed Charges	$242	$780	$1,050
Ratio of Earnings to Fixed Charges(1)	—	—	—

(1)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of net loss from continuing operations plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense and that portion of rental payments under operating leases we believe to be representative of interest. Earnings were insufficient to cover fixed charges for these periods. The amount of the coverage deficiency was $1,779, $7,278 and $8,194 for the six months ended July 3, 2010, the year ended January 2, 2010 and the year ended January 3, 2009, respectively.

The Company’s book value, defined as total assets less liabilities and intangible assets, as of the July 3, 2010 balance sheet date, was $5,151, or $0.63 per share.

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of July 3, 2010, and the unaudited pro forma consolidated statements of operations for the fiscal year ended January 2, 2010 and the six months ended July 3, 2010, show the pro forma effect of the Stock Split. The historical amounts for the fiscal year ended January 2, 2010 were derived from the Company’s financial statements that were included in the 2009 10-K and the Q2 2010 10-Q, which are hereby incorporated by reference. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in the 2009 10-K and the Q2 2010 10-Q.

The pro forma information below gives effect of the Stock Split based on shares anticipated to be repurchased, non-recurring expenses incurred to effect the Stock Split and cost savings resulting from “going private”, which include executive and administrative expenses incurred in complying with public company requirement. The Stock Split assumes that 8,247 shares are purchased at a price of $0.75 per share. Pro forma adjustments to the pro forma consolidated balance sheet are computed as if the Stock Split had occurred at July 3, 2010, while the pro forma consolidated statements of operations are computed as if the Stock Split had occurred at the beginning of the related periods. We have provided the following unaudited pro forma financial data solely for purposes of illustration.

The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been if the Stock Split had occurred as of the dates presented, or of the Company’s financial position or results of operations in the future.

PHOENIX FOOTWEAR GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	Unadjusted at July 3, 2010 (unaudited)	Adjustments (unaudited)		Adjusted at July 3, 2010 (unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$436	$(36	)(1)	$400
Accounts receivable, net of allowance for doubtful accounts of $538	1,904	—		1,904
Inventories, net of provision of $303	7,005	—		7,005
Other current assets	1,630	—		1,630
Income tax receivable	156	—		156
Current assets of discontinued operations	4	—		4

Total current assets	11,135	(36)		11,099
PROPERTY, PLANT AND EQUIPMENT, net	876	—		876
OTHER ASSETS	22	—		22

TOTAL ASSETS	$12,033	$(36)		$11,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$2,158	$—		$2,158
Accounts payable	2,937	—		2,937
Accrued Expenses	770	—		770
Other current liabilities	456	—		456
Current liabilities of discontinued operations	245	—		245

Total current liabilities	6,566	—		6,566
OTHER LONG-TERM LIABILITIES	316	—		316

Total liabilities	6,882	—		6,882
Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value—50,000 shares authorized; 8,383 shares issued and outstanding	84	—		84
Additional paid-in capital	46,100	—		46,100
Accumulated deficit	(38,190)	(30	)(2)	(38,220)
Accumulated other comprehensive loss	(200)	—		(200)
Treasury stock at cost, 217 shares	(2,643)	(6	)(3)	(2,649)

Total stockholders’ equity	5,151	(36)		5,115

	$12,033	$(36)		$11,997

The Company’s book value per share as of the date of the pro-forma consolidated balance sheet presented above:

(In thousands)
Unadjusted book value at 1/2/2010	$4,501
Expenses to effect the Stock Split	(36)

Adjusted book value at 1/2/2010	$4,465

(In thousands)
Unadjusted book value at 7/3/2010	$5,151
Expenses to effect the Stock Split	(36)

Adjusted book value at 7/3/2010	$5,115

PHOENIX FOOTWEAR GROUP, INC.

CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS AND

COMPREHENSIVE EARNINGS (LOSS)

(In thousands, except per share data)

Twelve Months Ended January 2, 2010

	Unadjusted	Adjustments (unaudited)		Adjusted (unaudited)
Net sales	$19,939	$—		$19,939
Cost of goods sold	14,079	—		14,079

Gross profit	5,860	—		5,860
Operating expenses:
Selling, general and administrative	11,550	(670	)(4)	10,880
Other expense (income), net	1,018	—		1,018

Total operating expenses	12,568	(670)		11,898

Operating loss	(6,708)	670		(6,038)
Interest expense	570	—		570

Loss before income taxes and discontinued operations	(7,278)	670		(6,608)
Income tax expense (benefit)	(2,016)	—		(2,016)

Loss from continuing operations	(5,262)	$670		$(4,592)
Loss from discontinued operations, net of tax (including net gain on sale of $715)	(1,729)	$—		$(1,729)

Net loss	$(6,991)	$670		$(6,321)

Net loss per share, basic and diluted:
Continuing Operations	$(0.65)			$(0.56)
Discontinued Operations	(0.21)			(0.21)

Net loss	$(0.86)			$(0.77)

Weighted average shares outstanding used to calculate per share information, basic and diluted	8,166	(8	)(5)	8,158

Net loss	$(6,991)	$670		$(6,321)
Other comprehensive earnings (loss), net of tax:
Foreign currency translation adjustments, net of zero income taxes	116	—		116

Comprehensive loss	$(6,875)	$670		$(6,205)

PHOENIX FOOTWEAR GROUP, INC.

CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS AND

COMPREHENSIVE EARNINGS (LOSS)

(Unaudited)

(In thousands, except per share data)

Six Months Ended July 3, 2010

	Unadjusted	Adjustments		Adjusted
Net sales	$9,672	$—		$9,672
Cost of goods sold	6,857	—		6,857

Gross profit	2,815	—		2,815
Operating expenses:
Selling, general and administrative	4,458	(250	)(6)	4,208

Total operating expenses	4,458	(250)		4,208

Operating loss	(1,643)	250		(1,393)
Interest expense	136	—		136

Loss before income taxes and discontinued operations	(1,779)	250		(1,529)
Income tax expense (benefit)	—	—		—

Loss from continuing operations	(1,779)	250		(1,559)
Earnings from discontinued operations, net of tax (including net gain on sale of $2,534)	2,420	—		2,420

Net earnings (loss)	$641	$250		$891

Net earnings (loss) per share, basic and diluted:
Continuing Operations	$(0.22)			$(0.19)
Discontinued Operations	0.30			0.30

Net earnings	$0.08			$0.11
Weighted average shares outstanding used to calculate per share information, basic and diluted	8,166	(8	)(5)	8,158

Net earnings	$641	250		$891
Other comprehensive earnings, net of tax:
Foreign currency translation adjustments, net of zero income taxes	1	—		1

Comprehensive earnings	$642	250		$892

(1)

Represents the impact on the July 3, 2010 historical balance sheet of approximately $30,000 cash used for transaction related expenses to effect the Stock Split and approximately $6,000 cash used for the shares repurchased in the Stock Split.

(2)	Represents approximately $30,000 expenses to effect the Stock Split.
(3)	Represents approximately 8,247 shares subject to the transaction repurchased at $0.75.
(4)	Represents estimated $700,000 cost savings resulting from the “going private” transaction, offset by approximately $30,000 expenses to effect the Stock Split.
(5)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 8,247 shares.
(6)	Represents estimated $280,000 cost savings resulting from the “going private” transaction, offset by approximately $30,000 expenses to effect the Stock Split.

AVAILABLE INFORMATION

The Stock Split will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, the Company, and James Riedman our Chairman, CEO and largest stockholder, have filed the Schedule 13E-3 which contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to the Company, 5840 El Camino Real, Suite 106, Carlsbad, California 92008.

We maintain a website at www.phoenixfootwear.com. The information on or available through our website is not, and should not be considered, a part of this report.

You may read and copy any of the materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, access to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as well as other reports relating to us that are filed or furnished to the SEC, may be accessed free of charge on the SEC’s website at www.sec.gov.

HOUSEHOLDING

As permitted by the SEC, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless we have received contrary instructions from a stockholder. Each stockholder will receive his or her own proxy card. We have undertaken householding to reduce printing costs and postage fees.

Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact us to request a single copy in the future. All such requests should be sent to:

Phoenix Footwear Group, Inc.

5840 El Camino Real, Suite 106

Carlsbad, California 92008

Attention: Secretary

(760) 602-9688

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or in any other subsequently filed document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our 2009 10-K and Q2 2010 10-Q include financial statements and schedules.

This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about the Company and its financial condition.

•	Our Annual Report on Form 10-K for the year ended January 2, 2010, filed March 31, 2010.

•	Our Quarterly Report on Form 10-Q for the three and six months ended July 3, 2010, filed August 12, 2010.

We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act between the date of this Proxy Statement and the date of effectiveness of the Amendments.

We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to the Company, 5840 El Camino Real, Suite 106, Carlsbad, California 92008.

OTHER MATTERS

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors,
JAMES R. RIEDMAN
Chairman and CEO

                    , 2010

EXHIBIT A-1

PROPOSED FORM OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

TO EFFECT REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PHOENIX FOOTWEAR GROUP, INC.

PHOENIX FOOTWEAR GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”):

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that Article Fourth of the Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended by inserting “(a)” at the beginning of the first paragraph of text in Article Fourth and by adding a new subsection at the end of Article Fourth as follows:

“(b) Without regard to any other provision of this Certificate of Incorporation, all issued and outstanding shares of Common Stock, par value $0.01 per share (the “Pre Split Common Stock”), shall be and hereby are automatically combined and reclassified (the “Stock Split”), such that each two hundred (200) shares of Pre Split Common Stock shall be combined and reclassified as one (1) share of issued and outstanding Common Stock, par value $0.01 per share (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Stock Split. Each holder of record of fewer than two hundred (200) shares of Pre Split Common Stock immediately before the Stock Split will receive cash in the amount of $0.75, without interest, for each share of Pre Split Common Stock held immediately before the effective time of the Stock Split and will no longer be a stockholder of the Corporation upon the effective time of the Stock Split. Each holder of two hundred (200) or more shares of Pre Split Common Stock immediately before the effective time of the Stock Split will receive one share of New Common Stock for each two hundred (200) shares of Pre Split Common Stock held before the effective time of the Stock Split.

The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Pre Split Common Stock in exchange for certificates representing Pre Split Common Stock. Certificates representing shares of Pre Split Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.

No changes are being made to the number of authorized shares.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of its stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:58 p.m., Eastern time, on the date of its filing with the State of Delaware.

IN WITNESS WHEREOF, said PHOENIX FOOTWEAR GROUP, INC. has caused this certificate to be signed by James R. Riedman, Chairman and Chief Executive Officer, this             day of                     , 2010.

PHOENIX FOOTWEAR GROUP, INC.
By:
James R. Riedman Chairman and Chief Executive Officer

A-1

EXHIBIT A-2

PROPOSED FORM OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

TO EFFECT FORWARD STOCK SPLIT

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PHOENIX FOOTWEAR GROUP, INC.

PHOENIX FOOTWEAR GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”):

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that Article Fourth of the Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended by adding a new subsection at the end of Article Fourth as follows:

“(b) Without regard to any other provision of this Certificate of Incorporation, all issued and outstanding shares of Common Stock, par value $0.01 per share (the “Pre-Split Common Stock”), shall be and hereby are automatically subdivided and reclassified (the “Stock Split”), such that each one (1) share of Pre-Split Common Stock (and including each fractional share in excess of one (1) share of Pre-Split Common Stock held by any stockholder of record) shall be subdivided and reclassified as two hundred (200) shares of issued and outstanding Common Stock, par value $0.01 per share (“New Common Stock”) (or, with respect to fractional shares and interests, such lesser number of shares of New Common Stock as may be applicable based on such 200-for-1 ratio).

No changes are being made to the number of authorized shares.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of its stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:59 p.m., Eastern time, on the date of its filing with the State of Delaware.

IN WITNESS WHEREOF, said PHOENIX FOOTWEAR GROUP, INC. has caused this certificate to be signed by James R. Riedman, Chairman and Chief Executive Officer, this              day of                     , 2010.

PHOENIX FOOTWEAR GROUP, INC.
By:
James R. Riedman Chairman of the Board

A-2

PROXY

PHOENIX FOOTWEAR GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS—            , NOVEMBER     , 2010 AT         A.M.

LOCAL TIME

The undersigned, a stockholder of record of Phoenix Footwear Group, Inc. (the Company”) on                     , 2010, hereby appoints James R. Riedman and Dennis T. Nelson severally as proxy for the undersigned, with full power of substitution, and with all the powers the undersigned would possess if personally present, each to represent and vote all common stock of the undersigned in the Company at the Special Meeting of Stockholders of said Company on                     , November     , 2010 and at all adjournments thereof, and in their discretion, all such other business as may properly come before such Special Meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PHOENIX FOOTWEAR GROUP, INC. UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON                     , 2010:

A copy of the Proxy Statement, and form of proxy for the Special Meeting of Stockholders to be held on                     , 2010 are available at www.envisionreports.com/pxg. Stockholders can elect to receive future proxy statements over the internet rather than in printed form. Stockholders of record can make this election by calling toll-free to [PHONE NUMBER] or sending an e-mail to [E-MAIL]. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the internet.

THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTIONS:

Amendments to the Company’s Certificate of Incorporation to change the number of issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) by effecting a 1-for-200 reverse stock split (the “Reverse Stock Split”), immediately followed by a 200-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Split”) of the Shares. In conjunction with the Stock Split, those stockholders who will hold fewer than 200 shares before the Reverse Stock Split will receive a cash payment of $0.75 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share, and the holdings of all other stockholders (i.e., those holding 200 or more prior to the Reverse Stock Split) will remain unchanged.

☐	☐	☐
FOR	AGAINST	ABSTAIN

PLEASE COMPLETE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE SIGN BELOW EXACTLY AS NAME APPEARS ON THIS PROXY. If shares are registered in more than one name the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. Trustees’ guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons. MAKE SURE THAT THE NAME ON YOUR CERTIFICATE(S) AND THE NUMBER OF SHARES ARE EXACTLY AS YOU INDICATE BELOW.

Number of Common Shares	Signature

Print Name:

Dated

Signature (if held jointly)

Title or authority, if applicable

*	THIS IS YOUR PROXY CARD*